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                                 FILE NO. 1-9120





                                   FORM U-3A-2





                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.



                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935



                      To Be Filed Annually Prior to March 1



                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                    ----------------------------------------

                                (Name of company)

         hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:

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         1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

            Public Service Enterprise Group Incorporated (Enterprise) is a New Jersey corporation and has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Enterprise has two direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and Enterprise Diversified Holdings Incorporated (EDHI). Enterprise also has 147 indirect subsidiaries. Details are as follows:

            I. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, is an operating public utility company engaged principally in the generation, transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. PSE&G supplies its gas customers principally with natural gas. PSE&G supplements natural gas with purchased refinery gas and liquefied petroleum gas produced from propane. About 40% of PSE&G's daily gas capacity is high load factor natural gas and is available every day of the year. The remainder comes from field storage, liquefied natural gas, seasonal sales, contract peaking supply, propane and refinery gas. The adequacy of supply of all types of gas is affected by the nationwide availability of all sources for energy production. PSE&G is Enterprise's principal operating subsidiary. As of December 31, 1996, PSE&G comprised 88% of Enterprise's assets. PSE&G's 1996 revenues were 96% of Enterprise's revenues and PSE&G's earnings available to Enterprise were 87% of Enterprise's net income. Generation, transmission, distribution and sale of electric energy service and the transmission, distribution and sale of gas service will continue as the principal business of Enterprise for the foreseeable future. The accounting and rates of PSE&G are subject in certain respects to the requirements of the New Jersey Board of Public Utilities (BPU) and the Federal Energy Regulatory Commission (FERC). PSE&G has seven direct wholly-owned subsidiaries and one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey), as follows:

                A. PSE&G Fuel Corporation (Fuelco), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Fuelco provides financing, unconditionally guaranteed by PSE&G, of up to $125 million aggregate principal amount at any one time outstanding with respect to its 42.49% interest in the nuclear fuel acquired for Peach Bottom Atomic Power Station Units 2 and 3.

                B. New Jersey Properties, Inc. (NJP), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. NJP acquires certain real estate from time to time.


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                C.  Public Service Corporation of New Jersey (PSC of NJ), a New
                    Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (see below).

                D. Public Service Conservation Resources Corporation (PSCRC), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. PSCRC finances, markets and develops energy conservation projects, mostly within PSE&G's service territory.

                E. Soil Extraction Technologies, Inc., a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

                F. The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. TFC acquires certain real estate from time to time.

                G. Enterprise Ventures & Services Corporation, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

                H. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium), a New Jersey limited liability company formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. New Millennium is a direct 99% - owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. Pursuant to regulatory agreement, New Millennium will provide up to $10 million per year for three years, supporting economic development and programs providing technology to improve education and health care in urban areas of New Jersey.

            II. EDHI, a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. EDHI is the parent of Enterprise's nonutility businesses. As of December 31, 1996, EDHI comprised 12% of Enterprise's assets. EDHI's 1996 revenues were 4% of Enterprise's revenues and EDHI's 1996 net income was 13% of Enterprise's net income. EDHI's six direct wholly-owned subsidiaries and 133 indirect subsidiaries are as follows:

                A. Public Service Resources Corporation (PSRC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. PSRC makes primarily passive investments in assets that can provide funds for future growth as well as provide incremental earnings for EDHI. Investments have been made in leveraged and direct financing leases, project financings, venture capital funds, leveraged


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                    buyout funds and securities. The maturities of the
                    portfolio's investments are also fairly diverse, with some having terms exceeding 30 years. PSRC's leveraged lease investments include a wide range of asset sectors. Some of the transactions in which PSRC and its subsidiaries participate involve other equity investors. As of December 31, 1996, PSRC comprised 9% of Enterprise's assets. PSRC's 1996 revenues were 2% of Enterprise's revenues and PSRC's 1996 net income was 9% of Enterprise's net income. PSRC is a wholly-owned subsidiary of EDHI. PSRC has thirteen direct and six indirect wholly-owned subsidiaries as follows:

                    1. Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. RCFC has as its sole investment an undivided interest in the Beaver Valley 2 Nuclear Generating Station, Shippingport, Pennsylvania by virtue of a leveraged lease transaction.

                    2. Resources Capital Investment Corporation (RCIC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. RCIC has as its sole investment an undivided interest in a paper mill facility in Duluth, Minnesota by virtue of a leveraged lease transaction.

                    3. The Water Source, Inc., a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102, and is presently inactive.

                    4. Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCSC was formed in connection with investment activities of PSRC to receive the benefits available to a foreign sales corporation
                        (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

                    5. Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. As of December 31, 1996, RCMC comprised 3.0% of Enterprise's assets. RCMC's 1996 revenues were 0.5% of Enterprise's revenues and RCMC's 1996 net income was 1.4% of Enterprise's net income. RCMC


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                        has invested in a project financing and several
                        leveraged leases. RCMC has six direct wholly-owned subsidiaries as follows:

                        (a) Franklin Street Real Estate, Inc. (Franklin), a
                            Delaware corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Franklin acts as a lessee under a master lease and lessor under an operating lease with regard to the leveraged lease investment of RCMC in Renaissance Center, a Detroit, Michigan office complex.

                        (b) Renaissance Tower Associates, Inc. (Tower), a
                            Connecticut corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Tower is the lender under a loan agreement and issuer of lender notes under the Renaissance Center leveraged lease transaction.

                        (c) RCMC Sales Corporation (RCMC SC) is incorporated
                            under the laws of the United States Virgin Islands, and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCMC SC was formed as a FSC in connection with investment activities of RCMC.

                        (d) RCMC One, Incorporated, a New Jersey corporation,
                            has its principal executive offices at One
                            Riverfront Plaza, Newark, New Jersey 07102, and is presently inactive.

                        (e) RCMC, Inc. (RCMCI), a Delaware corporation, has its
                            principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. RCMCI holds investments in four foreign aircraft leveraged leases, a limited partnership investment in an advanced flue gas desulfurization facility at Northern Indiana Public Service Company's Bailly Generating Station in Indiana and a limited partnership investment in a Phillips Petroleum ethylene facility in Sweeney, Texas.

                        (f) RCMC Del., Inc. (RCMC Del.), a Delaware corporation,
                            has its principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. RCMC Del. has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in the Grand Gulf Unit 1 Nuclear Generating Station in Port Gibson, Mississippi and in a leveraged


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                            lease of US West Communications' regional
                            headquarters in Denver, Colorado.

                    6. PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC One was formed as a FSC in connection with certain investment activities of PSRC.

                    7. PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Two was formed as a FSC in connection with certain investment activities of PSRC.

                    8. PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Three was formed as a FSC in connection with certain investment activities of PSRC.

                    9. PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Four was formed as a FSC in connection with certain investment activities of PSRC.

                    10. Public Service Gas Marketing Company, a Delaware
                        corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102, and is presently inactive.

                    11. PSRC, Inc. (PSRCI), a Delaware corporation, has its
                        principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. PSRCI has investments in the leveraged lease of a zinc sintering facility in Monaca, Pennsylvania and a limited partnership interest in Chelsea Historic Properties I, L.P., the developer of an historic real estate rehabilitation project in Philadelphia, Pennsylvania.

                    12. PSRC Del., Inc. (PSRC Del.), a Delaware corporation, has its principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. PSRC Del.


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                        has investments in leveraged buyout funds, limited
                        partnerships and securities.

                    13. Enterprise Energy Technology Group, Inc., a Delaware
                        corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102, and is presently inactive.

                B. Community Energy Alternatives Incorporated (CEA), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA is a direct and indirect investor in and developer and operator of domestic and foreign cogeneration and power production facilities, the majority of which are domestic facilities designated as "qualifying facilities" (QF's) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), one of which is designated as a "foreign utility company" (FUCO) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), and three of which are designated as "exempt wholesale generators" (EWGs) under PUHCA. CEA is a wholly-owned subsidiary of EDHI. CEA has two direct wholly-owned subsidiaries, CEA New Jersey, Inc. (CEA
                    NJ) and CEA USA, Inc. (CEA USA), as well as 98 indirect subsidiaries including limited and general partnership interests. CEA NJ and its subsidiaries invest in projects in New Jersey which sell power to PSE&G. CEA USA and its subsidiaries invest in projects which sell power to other domestic and foreign entities. In addition to its investment in CEA NJ and CEA USA, CEA is a limited partner in two QF's:
                    (i) UAH-Hydro Kennebec Limited Partnership (15.6% partnership interest) which owns a hydroelectric facility in Winslow, Maine, and (ii) Luz Solar Partners, III (8.9% partnership interest) which owns a solar facility in Kramer Junction, California. CEA also is a limited partner in (i) Indeck North American Power Fund, L.P. (Indeck) (6.8% partnership interest) which invests in QF's and EWGs, and
                    (ii) Indeck North American Power Partners, L.P. (13.3% partnership interest), which is the general partner of Indeck. As of December 31, 1996, CEA comprised 1.7% of Enterprise's assets. CEA's 1996 revenues were 1.0% of Enterprise's revenues and CEA's 1996 net income was 1.5% of Enterprise's net income.

                    1. CEA NJ, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NJ has four direct subsidiaries and four indirect subsidiaries as described below:

                        (a) CEA Bayonne, Inc. (CEA BI), a New Jersey
                            corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA BI is a joint venturer in Cogen Technologies NJ Venture (5.25% interest in venture


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                            distributions) which owns a natural gas-fired
                            cogeneration QF in Bayonne, New Jersey.

                        (b) CEA Eagle Point, Inc. (CEA EPI), a New Jersey
                            corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey. CEA EPI is a 50% general partner in Eagle Point Cogeneration Partnership (EPCP).

                            (i) EPCP, a New Jersey limited partnership, has its
                                principal executive offices at U.S. Route 130 and Interstate 295, West Deptford, New Jersey, and owns a natural gas-fired cogeneration QF in West Deptford, New Jersey.

                        (c) CEA Newark Bay, Inc. (CEA NBI), a New Jersey
                            corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NBI is a 1% general partner in Newark Bay Cogeneration Partnership, L.P. (NBCPLP). CEA NJ is a 49% limited partner in NBCPLP.

                            (i) NBCPLP, a New Jersey limited partnership, has
                                its principal executive offices at 414-462
                                Avenue P, Newark, New Jersey 07105. NBCPLP owns a natural gas-fired cogeneration QF in Newark, New Jersey. NBCPLP also owns 100% of NBCP Urban Renewal Corporation (NBCPURC) and a 99% limited partnership interest in NBCP Urban Renewal Partnership (NBCPURP).

                                (A) NBCPURC, a New Jersey corporation, has its
                                    principal executive offices at 1200 East
                                    Ridgewood Avenue, Ridgewood, New Jersey
                                    07450. NBCPURC is a 1% general partner in NBCPURP.

                                    (i) NBCPURP, a New Jersey limited
                                        partnership, has its principal executive offices at 414-462 Avenue P, Newark, New Jersey 07105. NBCPURP leases the site of a natural gas-fired cogeneration


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                                        QF in Newark, New Jersey.
                                        NBCPURC is an indirect, 50% owned
                                        subsidiary of CEA NJ.

                        (d) CEA Newark Bay Services, Inc. (CEA NBS), a New
                            Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NBS provides operation and maintenance services to a natural gas-fired cogeneration facility in Newark, New Jersey, which is a QF. (See CEA NBI above.)

                    2. CEA USA, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA USA has a total of 90 direct and indirect subsidiaries including limited and general partnership interests as described below:

                        (a) CEA Asia, Inc., a Delaware corporation, has its
                            principal executive offices at Room 1710 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong and is a developer of power production facilities in Asia which are each expected to qualify upon completion as an EWG or a FUCO. CEA Asia, Inc. has one wholly-owned subsidiary.

                            (i) CEA Asia Ltd., a Bermuda corporation, has its
                                principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is a developer of EWG and FUCO power production facilities in Asia.

                        (b) CEA Baja, Inc., a Delaware corporation, has its
                            registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

                        (c) CEA Conemaugh Management, Inc. (CEA CMI), a New
                            Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA CMI is a 0.5% general partner in Pennsylvania Renewable Resources, Associates
                            (PRRA).

                            (i) PRRA, a Pennsylvania limited partnership, has its principal executive offices at 50 Tice Boulevard, Woodcliff Lake, New Jersey 07675. PRRA owns a hydroelectric QF in Saltsburg, Pennsylvania. CEA Mount Carmel, Inc. (described below) is a 49.5% limited partner in PRRA.


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                        (d) CEA GWF, Inc., a New Jersey corporation, has its
                            principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and has two direct wholly-owned subsidiaries as well as a 24.25% limited partnership interest in each of GWF Power System, L.P. (GWFLP) and Hanford L.P. (HLP) whose operations are described below:

                            (i) CEA Bay Area, Inc. (CEA Bay), a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. CEA Bay is a 0.5% general partner in GWFLP (described below), which is the owner and operator of five petroleum coke-fired small power production facilities in Contra Costa County, California. All five facilities are QF's.

                            (ii) CEA Hanford, Inc. (CEA HI), a Delaware
                                 corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. CEA HI is a 0.5% general partner in HLP (described below), which is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California.

                        (e) CEA Hawaiian Investment, Inc., a Delaware
                            corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and is contemplating acquiring a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

                        (f) CEA Hawaiian Management, Inc., a Delaware
                            corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and is a general partner (1% partnership interest) in KIPLP.

                            (i) KIPLP, a Delaware limited partnership, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and is contemplating acquiring a 99% limited partnership interest in Kalaeloa Cogeneration Partners, L.P. (KPLP), a Delaware limited partnership.

                        (g) CEA India, Inc., a Delaware corporation, has its
                            principal executive offices at Ashok Hotel, 50-B, Chanakya Puri, New Delhi 110021, India and is a developer of power


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                            production facilities in India, each of which is
                            each expected to qualify upon completion as an EWG.

                        (h) CEA International, Inc., a Delaware corporation, has
                            its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

                            (i) CEA Americas, Inc. (formerly known as CEA Venezuela, Inc.), a Delaware corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and has the following three direct wholly-owned subsidiaries:

                                 (A) CEA Americas Ltd. (formerly known as CEA
                                     Americas II, Ltd.), a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is contemplating acquiring a 26% ownership interest in Alpha Colombia Power Resources Opon (BVI) Limited (ALPHA) and a 24% ownership interest in Beta Colombia Power Resources Opon (BVI) Limited
                                     (BETA) resulting in an indirect 50%
                                     ownership interest in Termo Santander de
                                     Colombia, E.S.P., and has a 1% ownership interest in CEA India Unlimited
                                     (described below).

                                 (B) CEA Americas II, Ltd. (CEAAII) (formerly
                                     known as CEA Americas Ltd.), a Bermuda
                                     limited liability company, has its
                                     principal executive offices at Clarendon
                                     House, 2 Church Street, Hamilton, Bermuda.
                                     CEAAII has two direct wholly-owned
                                     subsidiaries and one direct 50% owned
                                     subsidiary and one indirect 17.13% award subsidiary:

                                     (i)    CEA Peru L.L.C., a Delaware limited
                                            liability company, has its
                                            registered offices at 1209 Orange
                                            Street, Wilmington, Delaware 19801,
                                            and is presently inactive.

                                     (ii)   CEA (Peru) S.A., a Peruvian
                                            corporation, has its principal
                                            executive offices at Malecon
                                            Cisneros 738, Suite 602, Miraflores,
                                            Lima, Peru, and is presently
                                            inactive.

                                     (iii)  Turbogeneradores de Venezuela, C.A.
                                            (TGV), a Venezuela company, has its
                                            principal executive offices at


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                                            Avenida Francisco de Miranda, Torree
                                            Country Club, Chacaito, Caracas
                                            1050, Venezuela. TGV owns 17.13% of
                                            Turbogeneradores Maracay, C.A.
                                            (TGM).

                                            (a) TGM, a Venezuela company, has
                                                its principal executive offices
                                                at Avenida Francisco de Miranda,
                                                Torree Country Club, Chacaito,
                                                Caracas 1050, Venezuela. TGM
                                                owns an investment in a
                                                gas-fired electric power
                                                generation facility in Maracay,
                                                Venezuela which is a FUCO.

                                  (C) CEA (Peru), Inc., a Delaware corporation,
                                      has its registered offices at 1209 Orange
                                      Street, Wilmington, Delaware 19801, and is presently inactive.

                            (ii)  CEA Americas Services, Inc. (CEA-ASI)
                                  (formerly CEA Pontianak, Inc.), a Delaware corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801. CEA-ASI provides management, operations and maintenance personnel to some of the international subsidiaries of CEA USA.

                            (iii) CEA Barka, Inc., a Delaware corporation, has
                                  its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct wholly-owned subsidiary:

                                  (A) Barka Power Holdings Ltd. (BPH), a Bermuda
                                      corporation, has its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX, Bermuda. BPH is contemplating acquiring an interest in a gas-fired power production facility in Muscat, Oman, which is expected to qualify upon completion as an EWG.

                            (iv) CEA (Bermuda) Holdings II, Ltd., a Bermuda limited liability company, has its principal executive


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                                  offices at Clarendon House, 2 Church Street,
                                  Hamilton, Bermuda and has one direct
                                  99%-owned subsidiary (the remaining 1% is owned by CEA Americas Ltd.) and five wholly-owned indirect subsidiaries:

                                  (A) CEA India Unlimited, a Mauritius company,
                                      has its offices at 608 St. James Court,
                                      St. Denis Street, Port Louis, Mauritius, and owns the following five direct wholly-owned subsidiaries:

                                      (i)   CEA Ambalamugal Energy Company Ltd.,
                                            a Mauritius company, has its offices
                                            at 608 St. James Court, St. Denis
                                            Street, Port Louis, Mauritius, and
                                            is contemplating acquiring an
                                            interest in a residual oil-fired
                                            power plant in Cochin, India which
                                            upon completion is expected to
                                            qualify as an EWG.

                                      (ii)  CEA Bhilai Energy Company Ltd., a
                                            Mauritius company, has its offices
                                            at 608 St. James Court, St. Denis
                                            Street, Port Louis, Mauritius, and
                                            is contemplating acquiring an
                                            interest in a coal-fired electric
                                            power generation facility in Bhilai,
                                            India which is expected to qualify
                                            as an EWG.

                                      (iii) CEA Kannur Energy Company Limited, a
                                            Mauritius company, has its offices
                                            at 608 St. James Court, St. Denis
                                            Street, Port Louis, Mauritius, and
                                            is contemplating acquiring an
                                            interest in a power plant located in
                                            Kannur, India which is expected to
                                            qualify as an EWG.

                                      (iv)  CEA Manali Energy Company, a
                                            Mauritius company, has its offices
                                            at 608 St. James Court, St. Denis
                                            Street, Port Louis, Mauritius, and
                                            is
                                            contemplating acquiring an interest
                                            in a coal-fired electric power
                                            generation facility in India which
                                            is expected to qualify upon
                                            completion as an EWG.

                                      (v)   CEA Punjab Energy Company Ltd., a
                                            Mauritius company, has its offices
                                            at 608 St. James Court, St. Denis
                                            Street, Port Louis, Mauritius, and
                                            is contemplating acquiring an
                                            interest in a coal-fired power plant
                                            in India which is expected to
                                            qualify upon completion as an EWG.

                            (v) CEA China, Inc. (CEA China), a Delaware corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct wholly and partially owned subsidiaries:

                                  (A) CEA Anqing Power, Ltd., a Bermuda limited
                                      liability company, has its principal
                                      executive offices at Clarendon House, 2
                                      Church Street, Hamilton, Bermuda, and is contemplating acquiring an interest in a power plant located in Anhui Province, China which is expected to qualify upon completion as an EWG.

                                  (B) CEA Full Moon (Malaysia) (L) Ltd., a
                                      Malaysian company, has its offices at
                                      Level 9, Wisma Oceanic, Jalan O.K.K. Awang
                                      Besar, 87016 Labuan F.T., Malaysia, and is contemplating acquiring an interest in a liquid fuel-fired power plant in Indonesia which is expected to qualify upon completion as an EWG.

                                  (C) CEA Meiya Power, Ltd., a Bermuda limited
                                      liability company, has its principal
                                      executive offices at Clarendon House, 2
                                      Church Street, Hamilton, Bermuda, and is contemplating acquiring an interest in a coal-fired power plant located in Nanjing, China which is an EWG.

                                  (D) CEA Pontianak (Malaysia) (L) Ltd., a
                                      Malaysian company, has its offices at
                                      Level 9, Wisma Oceanic, Jalan O.K.K. Awang
                                      Besar, 87016 Labuan F.T., Malaysia, and is contemplating acquiring an interest in a coal-fired power plant in Indonesia which is expected to qualify upon completion as an EWG.

                                  (E) CEA Tongzhou Cogen Power Ltd., a Bermuda
                                      limited liability company, has its
                                      principal executive offices at Clarendon
                                      House, 2 Church Street, Hamilton, Bermuda, and is contemplating acquiring an interest in a 2x15 MW coal-fired cogeneration facility located in Tongzhou City, Jiangsu Province, People's Republic of China, which is expected to qualify upon completion as an EWG.

                                  (F) C.T. Meiya Power Company, Ltd. (formerly
                                      CIV GP Company Ltd.), a Bermuda limited
                                      liability company, has its principal
                                      executive offices at Clarendon House, 2
                                      Church Street, Hamilton, Bermuda, and is
                                      50% owned by CEA China. C.T. Meiya Power
                                      Company, Ltd. is contemplating acquiring an interest in a coal-fired power plant located in Xibeipo, China which is expected to qualify upon completion as an EWG.

                                  (G) Meiya Jiangmen (GP) Ltd., a Bermuda
                                      corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is contemplating acquiring an interest in a Philippines holding company which operates a diesel-fired electric power generation facility in Cavite, the Philippines which is an EWG and in a second diesel-fired electric power generation facility located on Mactan Island, Cebu, Philippines, and in a coal-fired electric power generation facility located in Batangus, Philippines, each of which is expected to qualify upon completion as an EWG.

                                  (H) Meiya Power Company, Ltd., a Bermuda
                                      corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is 50% owned by CEA China, and has the following two direct wholly-owned subsidiaries:

                                      (i)   CEA (Bermuda) Holdings, Ltd., a
                                            Bermuda corporation, has its
                                            principal executive office at
                                            Clarendon House, 2 Church Street,
                                            Hamilton, Bermuda, and owns a 60%
                                            interest in Shanghai Meiya Jinqiao
                                            Energy Co., Ltd. (SMJE).

                                            (a) SMJE, a Chinese joint venture
                                                company, has its registered
                                                offices at Lot #21, Jinqiao EPZ,
                                                Shanghai, China, and owns and
                                                operates an oil-fired steam
                                                plant in Shanghai, China. CEA
                                                China indirectly owns 30% of
                                                SMJE.

                                      (ii)  China U.S. Power Partners I, Ltd., a
                                            Bermuda corporation, has its
                                            principal executive offices at
                                            Clarendon House, 2 Church Street,
                                            Hamilton, Bermuda, which is an EWG,
                                            and has a 30% interest in Jingyuan
                                            Second Power Co., Ltd., (Jingyuan).

                                            (a) Jingyuan, a Chinese joint
                                                venture company, has its
                                                registered offices at Lanzhou
                                                City, Gansu Province, China, and
                                                owns a coal-fired electric power
                                                generation facility in Jingyuan,
                                                China which is an EWG. CEA China
                                                indirectly owns 15% of Jingyuan.

                            (vi) CEA Elcho (Delaware), Inc. (CEA ELCHO), a Delaware corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and has one wholly-owned subsidiary, CEA Europe B.V. (CEA Europe).

                                  (A) CEA Europe (formerly CEA Poland B.V.), a
                                      Netherlands company, has its principal
                                      executive offices at Weena 340, Rotterdam, The Netherlands, and directly owns a 17% equity interest in Elektrocieplownia Chorzow Elcho, S.z.o.o. (Chorzow). CEA Europe also has three direct 99% owned subsidiaries (described below). The remaining 1% interest in each of the three subsidiaries is owned by CEA ELCHO.

                                      (i)   CEA Investments B.V., a Netherlands
                                            company, has its principal executive
                                            offices at Weena 340, Rotterdam, The
                                            Netherlands, and is contemplating
                                            acquiring a 99% interest in Konya
                                            Ilgin Madencilik Limitet Sirketi
                                            (KIM), a Turkish company to be
                                            established in 1997, which will own
                                            a coal mine located in Turkey.

                                      (ii)  CEA Poland B.V., a Netherlands
                                            company, has its principal executive
                                            offices at Weena 340, Rotterdam, The
                                            Netherlands, and is contemplating
                                            acquiring in 1997 a 17% interest in
                                            Chorzow.

                                     (iii)  Chorzow, a Polish company, has its
                                            principal executive offices at Ul.
                                            Sklodowskiej 3, 41-503 Chorzow,
                                            Poland, and is developing coal-fired
                                            power station in Chorzow, Poland,
                                            which is expected to qualify upon
                                            completion as an EWG.

                                      (iv)  Konya Ilgin Electric Production
                                            B.V., a Netherlands company, has its
                                            principal executive offices at Weena

                                            340, Rotterdam, The Netherlands, and
                                            is contemplating acquiring an
                                            interest in a coal-fired power
                                            station in Konya Ilgin, Turkey,
                                            which is expected to qualify upon
                                            completion as an EWG and will own a
                                            1% ownership interest in KIM.

                            (vii) CEA Salalah, Inc. (CEA SI), a Delaware corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801. CEA SI has the two following direct wholly-owned subsidiaries:

                                   (A) CEA International, Ltd., a Bermuda
                                       limited liability company, has its
                                       principal executive offices at Clarendon
                                       House, 2 Church Street, Hamilton,
                                       Bermuda, and is contemplating acquiring
                                       an interest in a gas-fired power plant in Rades, Tunisia which is expected to qualify upon completion as an EWG.

                                   (B) Salalah Power Holdings, Ltd., a Bermuda
                                       limited liability company, has its
                                       principal executive offices at Clarendon
                                       House, 2 Church Street, Hamilton,
                                       Bermuda, and is contemplating acquiring
                                       an interest in a diesel-fired electric
                                       power generation facility in Salalah,
                                       Oman, which is expected to qualify upon
                                       completion as an EWG.

                            (viii) ECI International Development, Inc., a
                                   Delaware corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

                        (i) CEA International Services, Inc., a Delaware
                            corporation, has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and provides management, operations and maintenance personnel to some of the international subsidiaries of CEA USA.

                        (j) CEA Kalaeloa, Inc., a Delaware corporation, has its
                            registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and is contemplating acquiring a 1% general partnership interest in KPLP (described above), a

                            Delaware limited partnership (it is anticipated that the remaining 99% limited partnership interest will be acquired by KIPLP, which is also described above).

                        (k) CEA Kennedy Operators, Inc. (CKO), a New York
                            corporation, has its principal executive offices at Building No. 49, JFK International Airport, Jamaica, New York 11430. CKO provides operation and maintenance services to the central heating and refrigeration plant at John F. Kennedy International Airport in Jamaica, New York (JFK) and provides operation and maintenance services to a natural gas-fired cogeneration facility at JFK (see CEA KIA, Inc. (CEA K) below).

                        (l) CEA K, a New York corporation, has its principal
                            executive offices at c/o KIAC Partners, JFK
                            International Airport, Trailer Complex at the Central Heating Plant, Jamaica, New York 11430. CEA K is a 50% general partner in KIAC Partners.

                            (i)    KIAC Partners, a New York limited
                                   partnership, has its principal executive offices at JFK International Airport, Trailer Complex at the Central Heating Plant, Jamaica, New York 11430, and owns a natural gas-fired cogeneration QF constructed by a partnership, EnergyPro Construction Partners, in which CEA K is a 50% general partner at JFK.

                        (m) CEA Leasing, Inc., a New Jersey corporation, has its
                            principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a 50% general partner in National Energy Leasing Partners,
                            (NELP).

                            (i) NELP, a Delaware limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244. NELP has entered into lease transactions with respect to certain of the equipment installed at the Hanford cogeneration facility of HLP (described below) and the five Contra Costa County, California small power production facilities of GWFLP (described above).

                        (n) CEA Mexico, Inc., a Delaware corporation, has its
                            registered offices at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

                        (o) CEA Mount Carmel, Inc., a New Jersey corporation,
                            has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a 58.8% limited partner in UAE CoalCorp Associates (UAE).

                            (i) UAE, a Pennsylvania limited partnership, has its principal executive offices at 1 Harmony Mine, Mount Carmel, Pennsylvania 17851. UAE owns and operates an anthracite coal mine in Mount Carmel, Pennsylvania and is a 49.5% limited partner in a PRRA hydro-electric QF in Saltsburg, Pennsylvania (described above).

                        (p) CEA New Hampshire Incorporated (CEA NH), a New
                            Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. CEA NH is a co-managing 40% general partner in Bridgewater Power Company, L.P. (BPCLP).

                            (i) BPCLP, a New Hampshire limited partnership, has its principal executive offices at Route 3, Bridgewater, New Hampshire 03222. BPCLP owns a biomass-fired small power production QF in Bridgewater, New Hampshire.

                        (q) CEA Project Services, Inc. (CEA PRO), a New Jersey
                            corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA PRO provides engineering, procurement, construction and management services and owns a 50% partnership interest in each of the following limited partnerships:

                            (i) National Energy Constructors, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, and under which CEA PRO constructed five petroleum coke-fired small power production facilities owned and operated by GWFLP (described above) and a petroleum coke and natural gas-fired cogeneration QF owned by HLP (described above).

                            (ii)   Tracy Operators, a California limited
                                   partnership, has its principal executive offices at 14800 West

                                   Schulte Road, Tracy, California 95376. Tracy
                                   Operators operates and maintains a
                                   biomass-fired small power production facility in Tracy, California in which CEA Tracy, Inc. (described below) has an ownership interest.

                        (r) CEA Stony Brook, Inc.(CSBI), a New York corporation,
                            has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CSBI is a 50% general partner in Nissequogue Cogen Partners (NCP).

                            (i) NCP, a New York limited partnership, has its principal executive offices at Gymnasium Road, SUNY Campus, Stony Brook, Long Island, New York 11794, and owns a natural gas-fired cogeneration facility in Stony Brook, New York, which is a QF.

                        (s) CEA Stony Brook Operators, Inc. (CSBO), a New York
                            corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CSBO provides operation and maintenance services to the CSBI natural gas-fired cogeneration facility in Stony Brook, New York (see CSBI above).

                        (t) CEA Tracy, Inc., a New Jersey corporation has its
                            principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a co-managing 34.5% general partner in Thermal Energy Development Partnership, L.P. (TEDPLP).

                            (i) TEDPLP, a Delaware limited partnership, has its principal executive offices at New York Life Building, 501 W. Weber Avenue, Suite 104A, Stockton, California 95203. TEDPLP owns a small biomass-fired power production QF in Tracy, California.

                        (u) CEMAS Corporation (CEMAS), a Delaware corporation,
                            has its registered offices at 1209 Orange Street, Wilmington, Delaware 19801. CEMAS owns directly and indirectly, through AES San Nicolas, Inc. (ASNI), a 21.74% stockholder interest in Inversora de San Nicolas, S.A. (ISN).

                            (i)    ASNI, a Delaware corporation, has its
                                   principal office at 1001 N. 19th Street,
                                   Arlington, Virginia

                                   22209, and is owned 4.95% by CEMAS. ASNI owns 62.74% of ISN.

                                   (A) ISN, an Argentine corporation, has its
                                       principal executive offices at Cerrito
                                       1294, Piso 3, (1062), Buenos Aires
                                       (Capital Federal), Argentina. ISN owns an
                                       88% controlling stockholder interest in
                                       Central Termica San Nicolas, S.A. (CTSN).

                                       (i)  CTSN, an Argentine corporation, has
                                            its principal executive offices at
                                            Cerrito 1294, Piso 3, (1062), Buenos
                                            Aires (Capital Federal), Argentina.
                                            CTSN owns a coal-fired electric
                                            generating station in San Nicolas,
                                            Argentina, which is an EWG.

                        (v) Deblois Investments, Inc., a New Jersey corporation,
                            has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is presently inactive.

                        (w) National Energy Partners, a Delaware limited
                            partnership, has its principal executive offices at 11645 Wilshire Blvd., Suite 750, Los Angeles, California 90024, and of which CEA USA is a 50% general partner, owns 100% of GWF Power Systems Company, Inc. (GWF PSC).

                            (i) GWF PSC, a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF PSC and GWFLP together hold a 50% indirect interest in the revenues (but do not share in operating or other costs) derived from the (1) capacity payments related to
                                   11.3 MW of incremental capacity and (2) net dispatch payment received by the owner of a natural gas-fired cogeneration QF in Newhall, California. GWF PSC has the following two direct wholly-owned subsidiaries:

                                   (A) GWF Bay Area, Inc. (GWF Bay), a
                                       California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF Bay is a 2% managing general partner of GWFLP. GWF Bay is an indirect 50% owned subsidiary of CEA USA.

                                       (i)  GWFLP, a Delaware limited
                                            partnership, has its principal
                                            executive offices at 225 Lennon
                                            Lane, Suite 120, Walnut Creek,
                                            California 94598, and owns and
                                            operates five petroleum coke-fired
                                            small power production QF's in
                                            Contra Costa County, California. CEA
                                            USA directly owns a limited
                                            partnership interest of 24.25% in
                                            GWFLP. In addition, as described
                                            above, CEA GWF owns a 24.25% limited
                                            partnership interest in GWFLP and
                                            CEA Bay owns a 0.5% general
                                            partnership interest in GWFLP.

                                   (B) GWF Hanford, Inc. (GWF HI), a California
                                       corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF HI is a 2% managing general partner of HLP.

                                       (i)  HLP, a Delaware limited partnership,
                                            has its registered offices at 1209
                                            Orange Street, Wilmington, Delaware
                                            19801, and is the owner of a
                                            petroleum coke and natural gas-fired
                                            cogeneration QF in Hanford,
                                            California. HLP is an indirect 50%
                                            owned subsidiary of CEA USA. CEA USA
                                            directly owns a 24.25% limited
                                            partnership interest in HLP. In
                                            addition, as described above, CEA
                                            GWF owns a 24.25% limited
                                            partnership interest in HLP and CEA
                                            HI owns a 0.5% general partnership
                                            interest in HLP

                C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real estate development and investment business. EGDC has investments in nine commercial office real estate properties (one of which is developed) in several states, both directly and in joint ventures in which it has a 50% or greater interest. As of December 31, 1996, EGDC comprised 0.6% of Enterprise's assets. EGDC is a wholly-owned subsidiary of EDHI. EGDC has 9 direct wholly-owned subsidiaries described below:

                    1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Concourse owns land on which it intends to develop an office building in Jacksonville, Florida and is a 75% general partner in Concourse at Maitland Associates (CMA).

                        (a) CMA, a Florida general partnership, has its
                            principal executive offices at One Riverchase parkway South, Birmingham, Alabama 35201, and owns land on which it intends to develop an office complex in Orange County, Florida.

                    2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. Fairfax is a 50% general partner in Monument Place Associates (MPA).

                        (a) MPA, a Virginia general partnership, has its
                            principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, and owns land on which it intends to develop an office complex in Fairfax County, Virginia.

                    3. EGDC - State Street I Incorporated (State Street I), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. State Street I is a 31% joint venture partner in State Street Square Urban Renewal Partners-I (SSSURPI). EGDC owns an additional 49% of SSSURPI directly.

                        (a) SSSURPI, a New Jersey general partnership, has its
                            principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

                    4. EGDC - State Street II Incorporated (State Street II), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. State Street II is a 31% joint venture partner in State Street Square Urban Renewal Partners-II (SSSURPII). EGDC owns an additional 49% of SSSURPII directly.

                        (a) SSSURPII, a New Jersey general partnership, has its
                            principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

                    5. EGDC - State Street III Incorporated (State Street III), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. State Street III is a 31% joint venture partner in State Street Square Partners-III (SSSPIII). EGDC owns an additional 49% of SSSPIII directly.

                        (a) SSSPIII, a New Jersey general partnership, has its
                            principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

                    6. EGDC - NSB Incorporated (NSB), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. NSB is a 31% joint venture partner in State Street Square NSB Partners (SSSNSB). EGDC owns an additional 49% of SSSNSB directly.

                        (a) SSSNSB, a New Jersey general partnership, has its
                            principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

                    7. EGDC - 36 West Incorporated (36 West), a New Jersey corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102. 36 West is a 31% joint venture partner in State Street Square 36 West Partners (SSS36W). EGDC owns an additional 46% of SSS36W directly.

                        (a) SSS36W, a New Jersey general partnership, has its
                            principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

                    8. EGDC - Largo Incorporated (Largo), a Maryland corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102, and owns land on which it intends to develop an office complex in Largo, Maryland.

                    9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at One Riverfront Plaza, Newark, New Jersey 07102, and is presently inactive.

                D. Energis Resources Incorporated (ERI), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. ERI is a wholly-owned subsidiary of EDHI. ERI was established in 1996 and provides a variety of energy related services to industrial and commercial customers. ERI includes PSRC's former wholly-owned subsidiaries, U.S. Energy Incorporated and Enterprise Strategic Energy Solutions. As of December 31, 1996, ERI comprised 0.3% of Enterprise's assets.


                E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Capital is a wholly-owned financing subsidiary, which serves as a capital financing vehicle for EDHI's businesses (excluding ERI), borrowing up to $650 million at any one time outstanding on their behalf on the basis of a minimum net worth maintenance agreement with Enterprise. Intercompany borrowing rates are established with reference to Capital's cost of funds. Capital's assets consist principally of demand notes of CEA and PSRC. As of December 31, 1996, Capital had $415 million of its long-term debt outstanding.

                F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Funding, a wholly-owned subsidiary of EDHI, serves as a capital financing vehicle for EDHI's businesses (excluding EGDC and ERI), borrowing on their behalf, as well as investing their short-term funds. Short-term investments are made only if the funds cannot be employed in intercompany loans. Intercompany borrowing rates are established based upon Funding's cost of funds. Funding is providing both long and short-term capital for such businesses on the basis of an unconditional guarantee from EDHI, but without direct support from Enterprise. As of December 31, 1996, Funding's assets consisted of demand notes of CEA and PSRC, all of which are pledged to Funding's lenders and which aggregated $55 million and short-term investments of $145 million.

         2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

            Enterprise owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

            Enterprise's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. A description of the properties of PSE&G used for the generation, transmission, and distribution of electric energy for sale, and for the transmission and distribution of natural gas, which are located predominantly in New Jersey, follows:

ELECTRIC PROPERTIES

     As of December 31, 1996, PSE&G's share of installed generating capacity was 10,405 MW, as shown in the following table:

                                                                                                    NET
                                                          INSTALLED     PRINCIPAL               GENERATION
                                                           MEGAWATT       FUEL        HEAT      (THOUSANDS     CAPACITY
NAME AND LOCATION                                          CAPACITY       USED        RATE        OF MWH)      FACTOR(A)
------------------------------------------------------    ---------     ---------    ------     ----------     ---------
Steam
Burlington, Burlington, NJ..........................           180         Oil       31,109           10          0.6
Conemaugh, New Florence, PA -- 22.50%(b)(c).........           382        Coal        9,507        2,563         76.4
Hudson, Jersey City, NJ.............................           983        Coal       10,894        2,035         23.6
Kearny, Kearny, NJ..................................           292         Oil       33,667            9          0.4
Keystone, Shelocta, PA -- 22.84%(b)(c)..............           388        Coal        9,561        2,884         84.6
Linden, Linden, NJ..................................           415         Oil       65,694            8          0.2
Mercer, Hamilton, NJ................................           642        Coal       10,342        1,934         34.3
Sewaren, Woodbridge Twp., NJ........................           453         Gas       15,963          139          3.5
                                                            ------                   ------       ------         ----
     Total Steam....................................         3,735                   10,173        9,582         29.2
                                                            ------                   ------       ------         ----
Nuclear (Capacity factor calculated in accordance
with industries maximum dependable capability standards)
Hope Creek, Lower Alloways Creek, NJ 95%(b)(c)......           979       Nuclear     10,656        6,400         74.6
Peach Bottom 2, Peach Bottom, PA 42.49%(b)..........           465       Nuclear     10,881        3,228         79.8
Peach Bottom 3, Peach Bottom, PA 42.49%(b)..........           465       Nuclear     10,565        3,988         98.2
Salem 1, Lower Alloways Creek, NJ 42.59%(b).........           471       Nuclear          0          (14)           0
Salem 2, Lower Alloways Creek, NJ 42.59%(b).........           471       Nuclear          0          (16)           0
                                                            ------                   ------       ------         ----
     Total Nuclear(b)(c)............................         2,851                   10,843       13,586         54.6
                                                            ------                   ------       ------         ----
Combined Cycle
Bergen, Ridgefield, NJ..............................           650         Gas        8,274        1,150         20.1
Burlington, Burlington, NJ..........................           240         Gas        9,417          205          9.7
                                                            ------                   ------       ------         ----
     Total Combined Cycle...........................           890                    8,441        1,355         17.3
                                                            ------                   ------       ------         ----
Combustion Turbine
Bayonne, Bayonne, NJ................................            42         Oil            0         (0.1)         0.0
Bergen, Ridgefield, NJ..............................            21         Gas       21,764          0.3          0.2
Burlington, Burlington, NJ..........................           389         Oil       21,882          3.1          0.1
Edison, Edison Township, NJ.........................           504         Gas       15,293         19.9          0.4
Essex, Newark, NJ...................................           617         Gas       13,639         71.5          1.3
Hudson, Jersey City, NJ.............................           129         Oil      187,174          0.0          0.0
Kearny, Kearny, NJ..................................           504         Gas       40,655          3.4          0.1
Linden, Linden, NJ..................................           223         Gas       12,872         63.0          3.2
Mercer, Hamilton, NJ................................           129         Oil            0         (0.1)         0.0
National Park, National Park, NJ....................            21         Oil            0          0.0          0.0
Salem, Lower Alloways Creek, NJ 42.59%(b)...........            16         Oil       29,397          0.1          0.1
Sewaren, Woodbridge Township, NJ....................           129         Oil            0         (0.1)         0.0
                                                            ------                   ------       ------         ----
     Total Combustion Turbine.......................         2,724                   14,581        161.0          0.7
                                                            ------                   ------       ------         ----
Internal Combustion
Conemaugh, New Florence, PA -- 22.50%(b)............             3         Oil       10,148          0.3          1.1
Keystone, Shelocta, PA -- 22.84%(b).................             2         Oil       10,392          0.5          2.8
                                                            ------                   ------       ------         ----
     Total Internal Combustion......................             5                   10,303          0.8          1.8
                                                            ------                   ------       ------         ----
Pumped Storage
Yards Creek, Blairstown, NJ -- 50%(b)(c)............           200                       --          316         18.0
                                                            ------                   ------       ------         ----
     Total PSE&G....................................        10,405 (d)               10,402       25,001 (e)     27.4
                                                            ======                   ======       ======         ====

(a) Net generation divided by the product of weighted average generating capacity times total hours.
(b)      PSE&G's share of jointly owned facility.
(c)      Excludes energy for pumping and synchronous condensers.
(d) Excludes 664 MW of non-utility generation and 115 MW of capacity sales to ACE, DP&L, and GPU.
(e)      Excludes 4,960 (thousands of MWH) of non-utility generation.

     As of December 31, 1996, PSE&G owned 41 switching stations with an aggregate installed capacity of 30,980,000 kilovolt-amperes, and 222 substations with an aggregate installed capacity of 7,276,000 kilovolt-amperes. In addition, 7 substations having an aggregate installed capacity of 115,250 kilovolt-amperes were operated on leased property. All of these facilities are located in New Jersey. Also on that date, PSE&G owned generating facilities in New Jersey and Pennsylvania as indicated in the table above.

     As of December 31, 1996, PSE&G's transmission and distribution system included 151,612 circuit miles, of which 36,793 miles were underground, and 791,644 poles, of which 534,831 poles were jointly-owned. Approximately 99% of this property is located in New Jersey. In addition, as of December 31, 1996, PSE&G owned four electric distribution headquarters and five subheadquarters in four operating divisions all located in New Jersey.

  GAS PROPERTIES

     As of December 31, 1996, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 297,300 Mcf. on an equivalent basis of 1,000 Btu/cubic foot) as shown in the following table:

                                                               Daily Capacity
        Plant                    Location                         (Therms)
        -----                    --------                      --------------
Burlington LNG                   Burlington, N.J.                 773,000
Camden LPG                       Camden, N.J.                     280,000
Central LPG                      Edison Twp., N.J.                960,000
Harrison LPG                     Harrison, N.J.                   960,000
                                                                ---------

Total                                                           2,973,000
                                                                =========

     As of December 31, 1996, PSE&G owned and operated approximately 15,833 miles of gas mains, owned 11 gas distribution headquarters and two subheadquarters and leased one other subheadquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, portions of the metering and regulating facilities were owned by pipeline companies.

     3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

                  (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                  Enterprise  -       None

                  PSE&G       -       41,473,160 Mwh. (retail and wholesale)

                  PSE&G       -       378,855,405 Mcf. (1996 basis of 1,035
                                      BTU/cubic foot)

                  (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                  Enterprise  -       None

                  PSE&G       -       None

                  (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                  Enterprise  -       None

                  PSE&G       -       2,556,287 Mwh. interchanged

                  PSE&G       -       48,006,577 Mcf. total off-system sales
                                      (including off-system sales at N.J.
                                      City-Gate)

                  (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                  Enterprise  -       None

                  PSE&G       -       15,940,478 Mwh. purchased

                  PSE&G       -       366,461,263 Mcf. received through sales
                                      and transportation agreements with
                                      interstate pipelines having delivery
                                      points within the State.

     4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

                  (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

                                (i) Central Termica San Nicolas, S.A. (CTSN), an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns and operates a coal, petroleum coke, natural gas and oil-fired electric power generating facility located at San Nicolas, Argentina. CTSN is an indirect 19.13%-owned subsidiary of CEMAS Corporation.

                                (ii)   China U.S. Power Partners I, Ltd.
                                       (CUPPI), a Bermuda limited liability
                                       company, has its registered office at
                                       Clarendon House, 2 Church Street,
                                       Hamilton, Bermuda. CUPPI has a 30%
                                       interest in Jingyuan Second Power Co.,
                                       Ltd. (Jingyuan) which owns a coal-fired
                                       electric power generation facility in
                                       Jingyuan, China. CEA China indirectly
                                       owns 15% of Jingyuan.

                                (iii) Turbogeneradores Maracay, C.A. (TGM), a Venezuela company, has its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay, Venezuela. TGM is a direct 17.13% owned subsidiary of Turbogeneradores de Venezuela, C.A.,
                                       (TGV). TGV is a direct 50% owned
                                       subsidiary of CEA Americas II, Ltd.

                                (iv) CEA Meiya Power, Ltd. (CMP), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. CMP intends to acquire a controlling interest (51%) in the voting securities of Meiya Jingling (Nanjing) Cogen Power Co. Ltd. (MJCP), a Sino-Foreign Cooperative Joint Venture to be formed under the laws of the People's Republic of China. MJCP, after formation, will acquire an existing 100 MW coal-fired generation facility, consisting of three pulverized coal-fired boilers and two 50 MW extracting/condensing steam turbine generating sets located in Nanjing, Jiangsu Province, People's Republic of China. CMP is a direct wholly-owned subsidiary of CEA China.

                  (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

                           See Exhibit C attached hereto.

                  (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                                (i)    CTSN
                                       As of December 31, 1996, Enterprise has
                                       an indirect aggregate capital investment in CTSN of U.S. $19,191,068, of which U.S. $15,276,388 is equity and U.S. $3,914,680 is debt (including interest).

                                (ii)   CUPPI
                                       As of December 31, 1996, Enterprise has
                                       an indirect aggregate capital investment in CUPPI of U.S. $49,953,304 of which U.S. $41,339,082 is equity and U.S. $8,614,222 is debt (including interest). CEA has committed to fund up to a total of $130 million in Jingyuan, (system company of CUPPI) pursuant to the joint venture contract governing Jingyuan.

                                (iii)  TGM
                                       As of December 31, 1996, Enterprise has
                                       an indirect capital investment in TGM of U.S. $1,981,855, which is equity. Enterprise and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

                                (iv)   CMP
                                       As of December 31, 1996, Enterprise has
                                       an indirect capital investment in CEA
                                       Meiya Power, Ltd. of U.S. $0.



(d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.


                                    (I) CTSN
                                    12/31/96

                                                                      $ U.S.
                                                                      ------
  Assets
         Current Assets                                           $ 48,917,765
         Non-current Assets                                        153,664,283
                                                                  ------------
  Total Assets                                                    $202,582,048
                                                                  ============

         Liabilities
         Current Liabilities                                      $ 55,533,265
         Non-current Liabilities                                    64,936,565
                                                                  ------------
  Total Liabilities                                                120,469,830

  Equity                                                            82,112,218
                                                                  ------------

  Total Liabilities and Equity                                    $202,582,048
                                                                  ============

                Net Income for Year-Ended 12/31/96           U.S. $  7,481,975
                                                                  ============

                                    (II) TGM
                                    12/31/96

                                                                     $ U.S.
                                                                     ------
  Assets
         Current Assets                                            $3,688,190
         Non-current Assets                                         5,590,262
                                                                   ----------
  Total Assets                                                     $9,278,452
                                                                   ==========

Liabilities
         Current Liabilities                                       $  127,060
         Non-current Liabilities                                    1,348,594
                                                                   ----------
  Total Liabilities                                                 1,475,654

  Equity                                                            7,802,798
                                                                   ----------
  Total Liabilities and Equity                                     $9,278,452
                                                                   ==========

                  Net Income for Year-Ended 12/31/96          U.S. $3,639,949
                                                                   ==========

                                  (III) CUPPI
                                    12/31/96

                                                                     $ U.S.
                                                                     ------
Assets
           Current Assets                                         $        --
           Non-current Assets                                      89,550,069
                                                                   ----------
  Total Assets                                                    $89,550,069
                                                                   ==========

Liabilities
           Current Liabilities                                    $63,944,019
           Non-current Liabilities                                         --
                                                                   ----------
  Total Liabilities                                                63,944,019

  Equity                                                           25,606,050
                                                                   ----------

  Total Liabilities and Equity                                    $89,550,069
                                                                   ==========

                  Net Income for Year-Ended 12/31/96 U.S.         $   349,600
                                                                   ==========

                                    (IV) CMP
                                    12/31/96

                             Capitalization U.S.     $  0
                                                     ====

                             Net Income U.S.         $  0
                                                     ====

              (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                      (i)      CTSN
                               None.

                      (ii)     TGM
                               None.

                      (iii)    CUPPI
                               None.

                      (iv)     CMP
                               None.

                                    EXHIBIT A


     A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

     Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all Enterprise's direct and indirect subsidiaries. Direct and indirect subsidiaries of Enterprise that exceeded 2% of Enterprise's consolidated assets or consolidated revenues are PSE&G, EDHI, PSRC, and RCMC and are included in Exhibit A and cross-referenced for additional information to Item I.

                                    EXHIBIT B


                             Financial Data Schedule

     If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

     Exhibit B, attached to this report, includes all financial and other data that are applicable to the registrant on a consolidated basis.

                                    EXHIBIT C


     An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

     See attached Exhibit C.

              The above-named Claimant (Enterprise) has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 1997.


                  Public Service Enterprise Group Incorporated

                               (Name of Claimant)



                         By            PATRICIA A. RADO
                                -----------------------------
                                       Patricia A. Rado
                                Vice President and Controller
                                (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


     E.J. BIGGINS, JR.
----------------------------
     E. J. Biggins, Jr.
     Corporate Secretary


     Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


         James T. Foran                              General Corporate Counsel
----------------------------                         -------------------------
             (Name)                                           (Title)


        80 Park Plaza, T5B, P. O. Box 1171, Newark, New Jersey 07101-1171
                                    (Address)

                                                                       EXHIBIT A

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                               INTERCOMPANY
                                                                    PSEG       ELIMINATIONS       PSE&G &       EDHI &
                                                                   CONSOL.      & RECLASS.       SUBS. (A)    SUBS.  (A)     PSEG
                                                                   -------      ----------       ---------    -----  ---     ----
OPERATING REVENUES
    Electric                                                   $   3,944,362    $    --        $ 3,944,362    $    --     $   --
    Gas                                                            1,880,994         --          1,880,994         --         --
    Nonutility Activities                                            215,893         --               --        210,981      4,912
                                                               -------------    ---------      -----------    ---------   --------
         TOTAL OPERATING REVENUES                                  6,041,249         --          5,825,356      210,981      4,912
                                                               -------------    ---------      -----------    ---------   --------

OPERATING EXPENSES
    Operation
      Fuel for Electric Generation and
         Interchanged Power                                          918,514         --            918,514         --         --
      Gas Purchased                                                1,117,716         --          1,117,716         --         --
      Other                                                        1,053,520         --            981,559       67,049      4,912
    Maintenance                                                      318,280         --            318,280         --         --
    Depreciation and Amortization                                    607,293         --            604,245        3,048       --
    Taxes:
        Federal Income Taxes                                         290,253         --            265,376       24,877       --
        New Jersey Gross Receipts Taxes                              598,016         --            598,016         --         --
        Other                                                         80,698         --             75,169        5,529       --
                                                               -------------    ---------      -----------    ---------   --------
         TOTAL OPERATING EXPENSES                                  4,984,290         --          4,878,875      100,503      4,912
                                                               -------------    ---------      -----------    ---------   --------

    OPERATING INCOME                                               1,056,959         --            946,481      110,478       --
                                                               -------------    ---------      -----------    ---------   --------

OTHER INCOME (EXPENSES)
    Equity in Earnings of Subsidiary Companies                          --       (611,596)            --           --      611,596
    Miscellaneous - net                                               (1,920)        --             (1,942)          22       --
                                                               -------------    ---------      -----------    ---------   --------
            TOTAL OTHER INCOME (EXPENSES)                             (1,920)    (611,596)          (1,942)          22    611,596
                                                               -------------    ---------      -----------    ---------   --------

    INCOME BEFORE INTEREST CHARGES
     AND DIVIDENDS ON PREFERRED SECURITIES                         1,055,039     (611,596)         944,539      110,500    611,596
                                                               -------------    ---------      -----------    ---------   --------

INTEREST CHARGES
    Long - Term Debt                                                 386,289         --            343,351       42,938       --
    Short - Term Debt                                                 33,759         --             26,014        7,745       --
    Other                                                             33,063         --             29,216        3,847       --
                                                               -------------    ---------      -----------    ---------   --------
       Total Interest Charges                                        453,111         --            398,581       54,530       --

    Allowance for Funds Used During
       Construction - Debt and Capitalized Interest                  (18,155)        --            (16,854)      (1,301)      --
                                                               -------------    ---------      -----------    ---------   --------
             NET INTEREST CHARGES                                    434,956         --            381,727       53,229       --

    Preferred Securities Dividend Requirements                        27,741         --             27,741         --         --
    Preferred Stock Dividend Requirements                             23,161         --             23,161         --         --
    Net Gain (Loss) on Preferred Stock Redemptions                    18,177         --             18,177         --         --
                                                               -------------    ---------      -----------    ---------   --------

            INCOME FROM CONTINUING OPERATIONS                        587,358     (611,596)         530,087       57,271    611,596

    Discontinued Operations - Net of Taxes                            10,746         --               --         10,746       --
    Gain on Sale of Discontinued Operations - Net of Taxes            13,492         --               --         13,492       --
                                                               -------------    ---------      -----------    ---------   --------

             NET INCOME                                        $     611,596    $(611,596)     $   530,087    $  81,509   $611,596
                                                               =============    =========      ===========    =========   ========

SHARES OF COMMON STOCK OUTSTANDING
    End of Period                                                233,470,291
    Average for Period                                           242,400,755

EARNINGS PER AVERAGE SHARE
    Income From Continuing Operations                          $        2.42
    Income From Discontinued Operations                                 0.04
    Gain on Sale of Discontinued Operations                             0.06
                                                               -------------
          TOTAL EARNINGS PER AVERAGE SHARE                     $        2.52
                                                               =============

DIVIDENDS PAID PER SHARE OF COMMON STOCK                       $        2.16
                                                               =============

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSEG  - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
EDHI  - Enterprise Diversified Holdings Incorporated

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                  INTERCOMPANY
                                                       PSEG       ELIMINATIONS       PSE&G &        EDHI &
                                                     CONSOL.       & RECLASS.         SUBS.          SUBS.        PSEG
                                                     -------      ------------       -------        ------        ----
BALANCE JANUARY 1, 1996                            $1,636,971     $(1,406,881)     $1,365,915     $ 40,966     $1,636,971
ADD:

     Net Income                                       611,596        (616,580)        535,071       81,509        611,596
                                                   ----------     -----------      ----------     --------     ----------
                 Total                              2,248,567      (2,023,461)      1,900,986      122,475      2,248,567

DEDUCT:
Cash Dividends:
Preferred Stock, at required rates                       --           (23,161)         23,161         --             --
Common Stock                                          522,565        (543,300)        524,300       19,000        522,565
                                                   ----------     -----------      ----------     --------     ----------
     Total Cash Dividends                             522,565        (566,461)        547,461       19,000        522,565

Retirement of Common Stock                            133,047            --              --           --          133,047
Preferred Securities Issuance Expenses                  6,699          (6,699)          6,699         --            6,699
                                                   ----------     -----------      ----------     --------     ----------
                     Total Deductions                 662,311        (573,160)        554,160       19,000        662,311
                                                   ----------     -----------      ----------     --------     ----------
Net gain (loss) on Preferred Stock Redemptions           --           (18,177)         18,177         --             --


                                                   ----------     -----------      ----------     --------     ----------
BALANCE DECEMBER 31, 1996                          $1,586,256     $(1,468,478)     $1,365,003     $103,475     $1,586,256
                                                   ==========     ===========      ==========     ========     ==========

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                          INTERCOMPANY
                                                               PSEG       ELIMINATIONS      PSE&G &         EDHI &
                                                             CONSOL.       & RECLASS.        SUBS.           SUBS.         PSEG
                                                             -------      ------------      -------         ------         ----
ASSETS

UTILITY PLANT - Original Cost
    Electric                                               $13,314,033     $      --      $13,314,033     $     --       $     --
    Gas                                                      2,555,901            --        2,555,901           --             --
    Common                                                     530,185            --          530,185           --             --
                                                           -----------     -----------    -----------     ----------     ----------
      Total                                                 16,400,119            --       16,400,119           --             --
    Less: Accumulated Depreciation
        and Amortization                                     5,889,098            --        5,889,098           --             --
                                                           -----------     -----------    -----------     ----------     ----------
          Net                                               10,511,021            --       10,511,021           --             --
    Nuclear Fuel in Service, net of
         accumulated amortization of $259,384                  198,845            --          198,845           --             --
                                                           -----------     -----------    -----------     ----------     ----------

           Net Utility Plant in Service                     10,709,866            --       10,709,866           --             --

    Construction Work in Progress including
      Nuclear Fuel in Progress of $70,455                      445,321            --          445,321           --             --
    Plant Held for Future Use                                   23,966            --           23,966           --             --
                                                           -----------     -----------    -----------     ----------     ----------

        Net Utility Plant                                   11,179,153            --       11,179,153           --             --
                                                           -----------     -----------    -----------     ----------     ----------

INVESTMENTS AND OTHER NONCURRENT ASSETS
    Long-Term Investments, net of
       amortization of $12,679                               1,854,304      (5,145,045)       133,342      1,720,962      5,145,045
    Real Estate Property and Equipment, net of
       accumulated depreciation of $5,906                       64,753            --             --           64,753           --
    Other Plant, net of accumulated depreciation and
       amortization of $6,518                                   37,031            --           19,157          4,086         13,788
    Nuclear Decommissioning and Other Special Funds            382,348            --          382,348           --             --
    Other Assets - net of valuation allowances of $826          13,548            --             --           13,548           --
                                                           -----------     -----------    -----------     ----------     ----------

       Total Investments and Other Noncurrent Assets         2,351,984      (5,145,045)       534,847      1,803,349      5,158,833
                                                           -----------     -----------    -----------     ----------     ----------

CURRENT ASSETS
    Cash and Cash Equivalents                                  278,903            --           47,639        148,427         82,837
    Accounts Receivable:
      Customer Accounts Receivable                             499,858            --          499,858           --             --
      Other Accounts Receivable                                241,483            --          175,009         41,978         24,496
      Less: Allowance for Doubtful Accounts                     42,283            --           42,283           --             --
    Accounts Receivable - Associated Companies                    --           (11,130)         4,308          3,140          3,682
    Unbilled Revenues                                          248,504            --          248,504           --             --
    Fuel, at average cost                                      313,019            --          313,019           --             --
    Materials and Supplies, at average cost,  net of
    inventory valuation reserves - $16,100                     147,757            --          147,757           --             --
    Deferred Income Taxes                                       23,210            --           23,210           --             --
    Miscellaneous Current Assets                                33,976            --           30,409          3,567           --
                                                           -----------     -----------    -----------     ----------     ----------

       Total Current Assets                                  1,744,427         (11,130)     1,447,430        197,112        111,015
                                                           -----------     -----------    -----------     ----------     ----------

DEFERRED DEBITS
    Property Abandonments - net                                 52,573            --           52,573           --             --
    Oil and Gas Property Write Down                             30,924            --           30,924           --             --
    Unamortized Debt Expense                                   139,067            --          137,606          1,461           --
    Deferred OPEB Costs                                        226,171            --          226,171           --             --
    Unrecovered Environmental Costs                            125,900            --          125,900           --             --
    Unrecovered Plant and Regulatory Study Costs                33,941            --           33,941           --             --
    Underrecovered Electric Energy
       and Gas Costs - net                                     176,055            --          176,055           --             --
    Unrecovered SFAS 109 Deferred Income Taxes                 751,763            --          751,763           --             --
    Deferred Decontamination and Decommissioning Costs          46,643            --           46,643           --             --
    Other                                                       56,730            --           56,348           --              382
                                                           -----------     -----------    -----------     ----------     ----------

       Total Deferred Debits                                 1,639,767            --        1,637,924          1,461            382
                                                           -----------     -----------    -----------     ----------     ----------

TOTAL ASSETS                                               $16,915,331     $(5,156,175)   $14,799,354     $2,001,922     $5,270,230
                                                           ===========     ===========    ===========     ==========     ==========

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                     INTERCOMPANY
                                                          PSEG       ELIMINATIONS        PSE&G &         EDHI &
                                                        CONSOL.       & RECLASS.          SUBS.           SUBS.           PSEG
                                                        -------      ------------        -------         ------           ----
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
    Common Equity:
      Common Stock                                    $ 3,626,792     $(2,563,103)     $ 2,563,003     $      100     $ 3,626,792
      Contributed Capital                                    --        (1,113,465)         594,395        519,070            --
      Retained Earnings                                 1,586,256      (1,468,478)       1,365,003        103,475       1,586,256
                                                      -----------     -----------      -----------     ----------     -----------
    Total Common Equity                                 5,213,048      (5,145,046)       4,522,401        622,645       5,213,048

    Subsidiaries' Preferred Securities:
    Preferred Stock Without Mandatory Redemption          113,392            --            113,392           --              --
    Preferred Stock With Mandatory Redemption             150,000            --            150,000           --              --
    Monthly Guaranteed Preferred Beneficial
      Interest in PSE&G's Subordinated Debentures         210,000            --            210,000           --              --
    Quarterly Guaranteed Preferred Beneficial
      Interest in PSE&G's Subordinated Debentures         208,000            --            208,000           --              --
    Long- Term Debt                                     4,580,231            --          4,107,331        472,900            --
                                                      -----------     -----------      -----------     ----------     -----------

    Total Capitalization                               10,474,671      (5,145,046)       9,311,124      1,095,545       5,213,048
                                                      -----------     -----------      -----------     ----------     -----------

OTHER LONG-TERM LIABILITIES
    Decontamination, Decommissioning, and  Low
      Level Radwaste Costs                                 46,643            --             46,643           --              --
    Environmental Costs                                    85,755            --             85,755           --              --
    Capital Lease Obligations                              52,371            --             52,371           --              --
                                                      -----------     -----------      -----------     ----------     -----------

    Total  Other Long - Term Liabilities                  184,769            --            184,769           --              --
                                                      -----------     -----------      -----------     ----------     -----------

CURRENT LIABILITIES
    Long- Term Debt due within one year                   547,981            --            423,500        124,481            --
    Commercial Paper and Loans                            638,051            --            638,051           --              --
    Book Overdrafts                                       106,372            --            106,372           --              --
    Accounts Payable                                      590,932             (64)         520,651         15,830          54,515
    Accounts Payable - Associated Companies                  --           (11,065)            --            2,702           8,363
    Other Taxes Accrued                                    31,577            --             33,745          6,410          (8,578)
    Interest Accrued                                       95,800            --             86,674          6,384           2,742
    Provision  for Rate Refund                             89,210            --             89,210           --              --
    Other                                                 171,831            --            132,113         39,578             140
                                                      -----------     -----------      -----------     ----------     -----------

    Total Current Liabilities                           2,271,754         (11,129)       2,030,316        195,385          57,182
                                                      -----------     -----------      -----------     ----------     -----------

DEFERRED CREDITS
    Deferred Income Taxes                               3,250,343            --          2,557,587        692,756            --
    Deferred Investment Tax Credits                       361,786            --            351,637         10,149            --
    Deferred OPEB Costs                                   226,171            --            226,171           --              --
    Other                                                 145,837            --            137,750          8,087            --
                                                      -----------     -----------      -----------     ----------     -----------

    Total Deferred Credits                              3,984,137            --          3,273,145        710,992            --
                                                      -----------     -----------      -----------     ----------     -----------

TOTAL CAPITALIZATION AND LIABILITIES                  $16,915,331     $(5,156,175)     $14,799,354     $2,001,922     $ 5,270,230
                                                      ===========     ===========      ===========     ==========     ===========

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                              INTERCOMPANY
                                                                    PSE&G     ELIMINATIONS
                                                                   CONSOL.     & RECLASS.     PSE&G (A)     PSCRC
                                                                   -------     ----------     ---------     -----
OPERATING REVENUES
    Electric                                                     $ 3,944,362    $(36,064)   $ 3,921,870    $ 22,492
    Gas                                                            1,880,994        --        1,880,994        --
                                                                 -----------    --------    -----------    --------
         TOTAL OPERATING REVENUES                                  5,825,356     (36,064)     5,802,864      22,492
                                                                 -----------    --------    -----------    --------
OPERATING EXPENSES
    Operation
      Fuel for Electric Generation and
         Interchanged Power                                          918,514        --          918,514        --
      Gas Purchased                                                1,117,716        --        1,117,716        --
      Other                                                          981,559        (370)       952,529      29,030
    Maintenance                                                      318,280        --          318,280        --
    Depreciation and Amortization                                    604,245     (35,694)       596,896       7,349
    Taxes:
        Federal Income Taxes                                         265,376        --          270,140      (4,764)
        New Jersey Gross Receipts Taxes                              598,016        --          598,016        --
        Other                                                         75,169        --           76,515      (1,346)
                                                                 -----------    --------    -----------    --------
         TOTAL OPERATING EXPENSES                                  4,878,875     (36,064)     4,848,606      30,269
                                                                 -----------    --------    -----------    --------

    OPERATING INCOME                                                 946,481        --          954,258      (7,777)
                                                                 -----------    --------    -----------    --------

OTHER INCOME (EXPENSES)
    Equity in Earnings of Subsidiary
       Companies                                                        --         8,847         (8,847)       --
    Miscellaneous - net                                               (1,942)    (29,643)            79      (1,070)
                                                                 -----------    --------    -----------    --------
            TOTAL OTHER INCOME (EXPENSES)                             (1,942)    (20,796)        (8,768)     (1,070)
                                                                 -----------    --------    -----------    --------

    INCOME BEFORE INTEREST CHARGES
     AND DIVIDENDS ON PREFERRED SECURITIES                           944,539     (20,796)       945,490      (8,847)
                                                                 -----------    --------    -----------    --------

INTEREST CHARGES
    Long - Term Debt                                                 343,351     (28,692)       372,043        --
    Short - Term Debt                                                 26,014                     26,014        --
    Other                                                             29,216                     29,216        --
                                                                 -----------    --------    -----------    --------
       Total Interest Charges                                        398,581     (28,692)       427,273        --

    Allowance for Funds Used During
       Construction - Debt                                           (16,854)       --          (16,854)       --
                                                                 -----------    --------    -----------    --------
             NET INTEREST CHARGES                                    381,727     (28,692)       410,419        --

    Preferred Securities Dividend Requirements of Subsidiaries        27,741        (951)          --          --
                                                                 -----------    --------    -----------    --------
             NET INCOME                                              535,071       8,847        535,071      (8,847)
                                                                 -----------    --------    -----------    --------

    Preferred Stock Dividend Requirements                             23,161        --           23,161        --
    Net Gain (Loss) on Preferred Stock Redemptions                    18,177        --           18,177        --
                                                                 -----------    --------    -----------    --------

    EARNINGS AVAILABLE FOR PUBLIC SERVICE
    ENTERPRISE GROUP INCORPORATED                                $   530,087    $  8,847    $   530,087    $ (8,847)
                                                                 ===========    ========    ===========    ========

                                                                          CAPITAL   E & G
                                                                 FUELCO    TRUST   CAPITAL
                                                                 ------    -----   -------
OPERATING REVENUES
    Electric                                                     $36,064   $ --     $  --
    Gas                                                             --       --        --
                                                                 -------   ------   ------
         TOTAL OPERATING REVENUES                                 36,064     --        --
                                                                 -------   ------   ------

OPERATING EXPENSES
    Operation
      Fuel for Electric Generation and
         Interchanged Power                                         --       --        --
      Gas Purchased                                                 --       --        --
      Other                                                          370     --        --
    Maintenance                                                     --       --        --
    Depreciation and Amortization                                 35,694     --        --
    Taxes:
        Federal Income Taxes                                        --       --        --
        New Jersey Gross Receipts Taxes                             --       --        --
        Other                                                       --       --
                                                                 -------   ------   ------
         TOTAL OPERATING EXPENSES                                 36,064     --        --
                                                                 -------   ------   ------

    OPERATING INCOME                                                --       --        --
                                                                 -------   ------   ------
OTHER INCOME (EXPENSES)
    Equity in Earnings of Subsidiary
       Companies                                                    --       --        --
    Miscellaneous - net                                             --      9,247    19,445
                                                                 -------   ------   ------
            TOTAL OTHER INCOME (EXPENSES)                           --      9,247    19,445
                                                                 -------   ------   ------

    INCOME BEFORE INTEREST CHARGES
     AND DIVIDENDS ON PREFERRED SECURITIES                          --      9,247    19,445
                                                                 -------   ------   ------
INTEREST CHARGES
    Long - Term Debt                                                --       --        --
    Short - Term Debt                                               --       --        --
    Other                                                           --       --        --
                                                                 -------   ------   ------
            Total Interest Charges                                  --       --        --
    Allowance for Funds Used During
       Construction - Debt                                          --       --        --
                                                                 -------   ------   ------
             NET INTEREST CHARGES                                   --       --        --
    Preferred Securities Dividend Requirements of Subsidiaries      --      9,247    19,445
                                                                 -------   ------   ------
             NET INCOME                                             --       --        --
                                                                 -------   ------   ------

    Preferred Stock Dividend Requirements                           --       --        --
    Net Gain (Loss) on Preferred Stock Redemptions                  --       --        --
                                                                 -------   ------   ------

    EARNINGS AVAILABLE FOR PUBLIC SERVICE
    ENTERPRISE GROUP INCORPORATED                                $  --     $ --     $  --
                                                                 =======   ======   ======


(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSE&G          - Public Service Electric and Gas Company
PSCRC          - Public Service Conservation Resources Corporation
FUELCO         - PSE&G Fuel Corporation
SETI           - Soil Extraction Technologies, Incorporated
CAPITAL TRUST  - Public Service Electric and Gas Capital Trust I
E&G CAPITAL    - Public Service Electric and Gas Capital, L.P.

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                             INTERCOMPANY
                                                    PSE&G    ELIMINATIONS
                                                   CONSOL.    & RECLASS.        PSE&G      PSCRC       SETI
                                                   -------    ----------        -----      -----       ----
BALANCE JANUARY 1, 1996                          $1,365,915   $(  576)       $1,365,915   $ 3,345    $(2,769)

ADD:
     Net Income                                     535,071     8,847           535,071    (8,847)      --

                                                 ----------   -------        ----------   -------    -------
                 Total                            1,900,986     8,271         1,900,986    (5,502)    (2,769)
                                                 ----------   -------        ----------   -------    -------

DEDUCT
Cash Dividends:
Preferred Stock, at required rates                   23,161      --              23,161      --         --
Common Stock                                        524,300      --             524,300      --         --
                                                 ----------   -------        ----------   -------    -------
     Total Cash Dividends                           547,461      --             547,461      --         --
                                                                                                     -------
Preferred Securities Issuance Expenses                6,699      --               6,699      --         --
                                                 ----------   -------        ----------   -------    -------

                     Total Deductions               554,160      --             554,160      --         --
                                                 ----------   -------        ----------   -------    -------

Net gain (loss) on Preferred Stock Redemptions       18,177      --              18,177      --         --
                                                 ----------   -------        ----------   -------    -------


BALANCE DECEMBER 31, 1996                        $1,365,003   $ 8,271        $1,365,003   $(5,502)   $(2,769)
                                                 ==========   =======        ==========   =======    =======

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                    INTERCOMPANY                               SOIL       NEW JERSEY
                                                         PSE&G      ELIMINATIONS                 PSE&G      EXTRACTION    PROPERTIES
                                                        CONSOL.      & RECLASS.      PSE&G     FUEL CORP.  TECHNOLOGIES      INC.
                                                        -------      ----------      -----     ----------  ------------      ----
ASSETS

UTILITY PLANT - ORIGINAL COST
  Electric                                            $13,314,033     $    --     $13,314,033   $  --         $--            $ --
  Gas                                                   2,555,901          --       2,555,901      --          --              --
  Common                                                  530,185          --         530,185      --          --              --
                                                      -----------     ---------   -----------   -------       ----           ------
  Total                                                16,400,119          --      16,400,119      --          --              --
  Less: Accumulated Depreciation
      and Amortization                                  5,889,098          --       5,889,098      --          --              --
                                                      -----------     ---------   -----------   -------       ----           ------
           Net                                         10,511,021          --      10,511,021      --          --              --
  Nuclear Fuel in Service, net of
       accumulated amortization of $259,384               198,845          --         119,770    79,075        --              --
                                                      -----------     ---------   -----------   -------       ----           ------

            Net Utility Plant in Service               10,709,866          --      10,630,791    79,075        --              --

  Construction Work in Progress including
    Nuclear Fuel in Progress of $70,455                   445,321            (1)      445,228        94        --              --
  Plant Held for Future Use                                23,966             1        23,965      --          --              --
                                                      -----------     ---------   -----------   -------       ----           ------

      NET UTILITY PLANT                                11,179,153          --      11,099,984    79,169        --              --
                                                      -----------     ---------   -----------   -------       ----           ------

INVESTMENTS AND OTHER NONCURRENT ASSETS
  Long-Term Investments, net of
     amortization of $12,679                              133,342          --          31,993      --          --              --
  Investment in Subs                                         --         (68,247)       68,247      --          --              --
  Nuclear Decommissioning and Other Special Funds         382,348          --         382,348      --          --              --
  Other Plant, net of accumulated depreciation and
     amortization of $1,171                                19,157          --          18,827      --          --              --
                                                      -----------     ---------   -----------   -------       ----           ------

     TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS        534,847       (68,247)      501,415      --          --              --
                                                      -----------     ---------   -----------   -------       ----           ------

CURRENT ASSETS
  Cash and Cash Equivalents                                47,639          --          46,373        20        --              --
  Accounts Receivable:                                       --            --
    Customer Accounts Receivable                          499,858          --         499,858      --          --              --
    Other Accounts Receivable                             175,009          --         157,152      --          --              --
    Less: Allowance for Doubtful Accounts                  42,283          --          42,283      --          --              --
  Accounts Receivable - Associated Companies                4,308      (463,824)       33,058     3,675        401             --
  Unbilled Revenues                                       248,504          --         248,504      --          --              --
  Fuel, at average cost                                   313,019          --         313,019      --          --              --
  Materials and Supplies, at average cost,  net of
  inventory valuation reserves - $16,100                  147,757          --         147,757      --          --              --
  Deferred Income Taxes                                    23,210          --          23,210      --          --              --
  Miscellaneous Current Assets                             30,409          --          30,054       309        --              --
                                                      -----------     ---------   -----------   -------       ----           ------

     TOTAL CURRENT ASSETS                               1,447,430      (463,824)    1,456,702     4,004        401             --
                                                      -----------     ---------   -----------   -------       ----           ------

DEFERRED DEBITS
  Property Abandonments - net                              52,573          --          52,573      --          --              --
  Oil and Gas Property Write Down                          30,924          --          30,924      --          --              --
  Unamortized Debt Expense                                137,606          --         137,606      --          --              --
  Deferred OPEB Costs                                     226,171          --         226,171      --          --              --
  Unrecovered Environmental Costs                         125,900          --         118,088      --          --             7,812
  Unrecovered Plant and Regulatory Study Costs             33,941          --          33,941      --          --              --
  Underrecovered Electric Energy
     and Gas Costs - net                                  176,055          --         176,055      --          --              --
  Unrecovered SFAS 109 Deferred Income Taxes              751,763          --         751,763      --          --              --
  Deferred Decontamination and Decommissioning Costs       46,643          --          46,643      --          --              --
  Other                                                    56,348          --          56,332      --          --              --
                                                      -----------     ---------   -----------   -------       ----           ------

      TOTAL DEFERRED DEBITS                             1,637,924          --       1,630,096      --          --             7,812
                                                      -----------     ---------   -----------   -------       ----           ------

TOTAL ASSETS                                          $14,799,354     $(532,071)  $14,688,197   $83,173       $401           $7,812
                                                      ===========     =========   ===========   =======       ====           ======

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                             THE      PUBLIC SERVICE   PUBLIC SERVICE
                                                           FRANCIS     CONSERVATION      CORPORATION      PSE&G       PSE&G CAPITAL
                                                         CORPORATION  RESOURCES CORP.   OF NEW JERSEY  CAPITAL, L.P.     TRUST I
                                                         -----------  ---------------   -------------  -------------     -------
ASSETS

UTILITY PLANT - ORIGINAL COST
  Electric                                                  $ --          $  --           $   --        $     --        $  --
  Gas                                                         --             --               --              --           --
  Common                                                      --             --               --              --           --
                                                            ----          --------          ----        --------        --------
  Total                                                       --             --               --              --           --
  Less: Accumulated Depreciation
      and Amortization                                        --             --               --              --           --
                                                            ----          --------          ----        --------        --------
           Net                                                --             --               --              --           --
  Nuclear Fuel in Service, net of
       accumulated amortization of $259,384                   --             --               --              --           --
                                                            ----          --------          ----        --------        --------

            Net Utility Plant in Service                      --             --               --              --           --

  Construction Work in Progress including
    Nuclear Fuel in Progress of $70,455                       --             --               --              --           --
  Plant Held for Future Use                                   --             --               --              --           --
                                                            ----          --------          ----        --------        --------

      NET UTILITY PLANT                                       --             --               --              --           --
                                                            ----          --------          ----        --------        --------

INVESTMENTS AND OTHER NONCURRENT ASSETS
  Long-Term Investments, net of
     amortization of $12,679                                 445           100,904            --              --           --
  Investment in Subs                                          --             --               --              --           --
  Nuclear Decommissioning and Other Special Funds             --             --               --              --           --
  Other Plant, net of accumulated depreciation and
     amortization of $1,171                                   --               330            --              --           --
                                                            ----          --------          ----        --------        --------

     TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS           445           101,234            --              --           --
                                                            ----          --------          ----        --------        --------

CURRENT ASSETS
  Cash and Cash Equivalents                                    1             1,244             1            --             --
  Accounts Receivable:                                        --             --               --            --             --
    Customer Accounts Receivable                              --             --               --            --             --
    Other Accounts Receivable                                 --            17,857            --            --             --
    Less: Allowance for Doubtful Accounts                     --             --               --            --             --
  Accounts Receivable - Associated Companies                  --                70            --         216,495         214,433
  Unbilled Revenues                                           --             --               --            --             --
  Fuel, at average cost                                       --             --               --            --             --
  Materials and Supplies, at average cost,  net of
  inventory valuation reserves - $16,100                      --             --               --            --             --
  Deferred Income Taxes                                       --             --               --            --             --
  Miscellaneous Current Assets                                --                46            --            --             --
                                                            ----          --------          ----        --------        --------

     TOTAL CURRENT ASSETS                                      1            19,217             1         216,495         214,433
                                                            ----          --------          ----        --------        --------


DEFERRED DEBITS
  Property Abandonments - net                                 --             --               --            --             --
  Oil and Gas Property Write Down                             --             --               --            --             --
  Unamortized Debt Expense                                    --             --               --            --             --
  Deferred OPEB Costs                                         --             --               --            --             --
  Unrecovered Environmental Costs                             --             --               --            --             --
  Unrecovered Plant and Regulatory Study Costs                --             --               --            --             --
  Underrecovered Electric Energy
     and Gas Costs - net                                      --             --               --            --             --
  Unrecovered SFAS 109 Deferred Income Taxes                  --             --               --            --             --
  Deferred Decontamination and Decommissioning Costs          --             --               --            --             --
  Other                                                       --             --               16            --             --
                                                            ----          --------          ----        --------        --------

     TOTAL DEFERRED DEBITS                                    --             --               16            --             --
                                                            ----          --------          ----        --------        --------

TOTAL ASSETS                                                $446          $120,451          $ 17        $216,495        $214,433
                                                            ====          ========          ====        ========        ========

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                    INTERCOMPANY                               SOIL      NEW JERSEY
                                                         PSE&G      ELIMINATIONS                 PSE&G      EXTRACTION   PROPERTIES
                                                        CONSOL.      & RECLASS.      PSE&G     FUEL CORP.  TECHNOLOGIES     INC.
                                                        -------      ----------      -----     ----------  ------------     ----
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
  Common Equity:
    Common Stock                                       $ 2,563,003   $     (24)   $ 2,563,003    $     1    $    10        $    1
    Contributed Capital from Enterprise                    594,395     (63,566)       594,395       --        3,130          --
    Retained Earnings                                    1,365,003       8,271      1,365,003       --       (2,769)         --
                                                       -----------   ---------    -----------    -------    -------        ------
  Total Common Equity                                    4,522,401     (55,319)     4,522,401          1        371             1

  Preferred Stock  Without Mandatory Redemption            113,392        --          113,392       --         --            --
  Preferred Stock  With Mandatory Redemption               150,000        --          150,000       --         --            --
  Subsidiaries' Preferred Securities:
  Monthly Guaranteed Preferred Beneficial Interest
     in PSE&G's Subordinated Debentures                    210,000      (6,495)          --         --         --            --
  Quarterly Guaranteed Preferred Beneficial Interest
     in PSE&G's Subordinated Debentures                    208,000      (6,433)          --         --         --            --
  Long- Term Debt                                        4,107,331    (430,928)     4,538,259       --         --            --
                                                       -----------   ---------    -----------    -------    -------        ------

  Total Capitalization                                   9,311,124    (499,175)     9,324,052          1        371             1
                                                       -----------   ---------    -----------    -------    -------        ------

OTHER LONG-TERM LIABILITIES
  Decontamination, Decommissioning, and  Low
    Level Radwaste Costs                                    46,643        --           46,643       --         --            --
  Environmental Costs                                       85,755        --           85,755       --         --            --
  Capital Lease Obligations                                 52,371        --           52,371       --         --            --
                                                       -----------   ---------    -----------    -------    -------        ------

  Total  Other Long - Term Liabilities                     184,769        --          184,769       --         --            --
                                                       -----------   ---------    -----------    -------    -------        ------

CURRENT LIABILITIES
  Long - Term Debt  due within one year                    423,500        --          423,500       --         --            --
  Commercial Paper and Loans                               638,051        --          524,879     83,172       --            --
  Book Overdrafts                                          106,372        --          106,372       --         --            --
  Accounts Payable                                         520,651        --          517,865       --         --            --
  Accounts Payable - Associated Companies                     --       (32,896)         4,309       --          106         7,811
  Other Taxes Accrued                                       33,745        --           33,745       --         --            --
  Interest Accrued                                          86,674        --           86,674       --         --            --
  Provision for Rate Refund                                 89,210        --           89,210       --         --            --
  Other                                                    132,113        --          126,563       --         --            --
                                                       -----------   ---------    -----------    -------    -------        ------

  Total Current Liabilities                              2,030,316     (32,896)     1,913,117     83,172        106         7,811
                                                       -----------   ---------    -----------    -------    -------        ------

DEFERRED CREDITS
  Deferred Income Taxes                                  2,557,587        --        2,563,749       --          (76)         --
  Deferred Investment Tax Credits                          351,637        --          351,637       --         --            --
  Deferred OPEB Costs                                      226,171        --          226,171       --         --            --
  Other                                                    137,750        --          124,702       --         --            --
                                                       -----------   ---------    -----------    -------    -------        ------

  Total Deferred Credits                                 3,273,145        --        3,266,259       --          (76)         --
                                                       -----------   ---------    -----------    -------    -------        ------

TOTAL CAPITALIZATION AND LIABILITIES                   $14,799,354   $(532,071)   $14,688,197    $83,173    $   401        $7,812
                                                       ===========   =========    ===========    =======    =======        ======

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                            THE      PUBLIC SERVICE   PUBLIC SERVICE
                                                          FRANCIS     CONSERVATION      CORPORATION       PSE&G       PSE&G CAPITAL
                                                        CORPORATION  RESOURCES CORP.   OF NEW JERSEY   CAPITAL, L.P.    TRUST I
                                                        -----------  ---------------   -------------   -------------    -------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
    Common Equity:
      Common Stock                                       $     1        $      10         $ 1             $   --        $   --
      Contributed Capital from Enterprise                    445           59,991          --                 --            --
      Retained Earnings                                     --             (5,502)         --                 --            --
                                                         -------        ---------         ---             --------      --------
    Total Common Equity                                      446           54,499           1                 --            --

    Preferred Stock  Without Mandatory Redemption           --               --            --                 --            --
    Preferred Stock  With Mandatory Redemption              --               --            --                 --            --
    Subsidiaries' Preferred Securities:
    Monthly Guaranteed Preferred Beneficial Interest
       in PSE&G's Subordinated Debentures                   --               --            --              216,495          --
    Quarterly Guaranteed Preferred Beneficial Interest
       in PSE&G's Subordinated Debentures                   --               --            --                 --         214,433
    Long- Term Debt                                         --               --            --                 --            --
                                                         -------        ---------         ---             --------      --------

    Total Capitalization                                     446           54,499           1              216,495       214,433
                                                         -------        ---------         ---             --------      --------

OTHER LONG-TERM LIABILITIES
    Decontamination, Decommissioning, and  Low
      Level Radwaste Costs                                  --               --            --                 --            --
    Environmental Costs                                     --               --            --                 --            --
    Capital Lease Obligations                               --               --            --                 --            --
                                                         -------        ---------         ---             --------      --------

    Total  Other Long - Term Liabilities                    --               --            --                 --            --
                                                         -------        ---------         ---             --------      --------

CURRENT LIABILITIES
    Long - Term Debt  due within one year                   --               --            --                 --            --
    Commercial Paper and Loans                              --             30,000          --                 --            --
    Book Overdrafts                                         --               --            --                 --            --
    Accounts Payable                                        --              2,786          --                 --            --
    Accounts Payable - Associated Companies                                20,654          16                 --            --
    Other Taxes Accrued                                     --               --            --                 --            --
    Interest Accrued                                        --               --            --                 --            --
    Provision for Rate Refund                               --               --            --                 --            --
    Other                                                   --              5,550          --                 --            --
                                                         -------        ---------         ---             --------      --------

    Total Current Liabilities                               --             58,990          16                 --            --
                                                         -------        ---------         ---             --------      --------

DEFERRED CREDITS
    Deferred Income Taxes                                   --             (6,086)         --                 --            --
    Deferred Investment Tax Credits                         --               --            --                 --            --
    Deferred OPEB Costs                                     --               --            --                 --            --
    Other                                                   --             13,048          --                 --            --
                                                         -------        ---------         ---             --------      --------

    Total Deferred Credits                                  --              6,962          --                 --            --
                                                         -------        ---------         ---             --------      --------

TOTAL CAPITALIZATION AND LIABILITIES                     $   446        $ 120,451         $17             $216,495      $214,433
                                                         =======        =========         ===             ========      ========

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                                                            INTERCOMPANY
                                                                  EDHI      ELIMINATIONS
                                                                CONSOL.      & RECLASS.       EDHI          CEA         PSRC (A)
                                                                -------      ----------       ----          ---         --------
REVENUES:
    Income from partnerships                                   $ 120,767      $    --        $  --       $ 47,151      $  72,838
    Income from capital lease agreements                          44,924           --           --           --           44,924
    Unrealized gains (losses) on investments                      13,023           --           --           --           13,023
    Realized gains (losses) on investments                           (19)          --           --           --             (180)
    Interest and dividend income                                  15,461           --             58          102         11,382
    Gas marketing sales                                            1,585           --           --           --             --
    Interest and other - associated cos                             --          (77,317)       9,384           26           --
    Other                                                         15,240           --           --         12,863            742
    Equity in subsidiary earnings                                   --          (57,270)      57,270         --             --
                                                               ---------      ---------      -------     --------      ---------
Total revenues                                                   210,981       (134,587)      66,712       60,142        142,729
                                                               ---------      ---------      -------     --------      ---------

OPERATING EXPENSES:
    Operation and maintenance                                     12,080           --           --          9,317            214
    Depreciation and amortization                                  3,048           --            297          732          1,560
    Property impairment                                              635           --           --           --             --
    Administrative and general                                    55,008         (9,444)       8,521       29,065         12,844
                                                               ---------      ---------      -------     --------      ---------
Total operating expenses                                          70,771         (9,444)       8,818       39,114         14,618
                                                               ---------      ---------      -------     --------      ---------

OPERATING INCOME                                                 140,210       (125,143)      57,894       21,028        128,111
                                                               ---------      ---------      -------     --------      ---------

INTEREST EXPENSE:
    PSEG Capital Corporation                                        --          (31,734)        --          4,131         27,528
    Enterprise Capital Funding Corp.                                --          (15,319)         450        2,234         12,583
    Enterprise Group Development Corp.                              --             (361)        --           --             --
    Enterprise Diversified Holdings Inc.                            --             (109)        --           --             --
    Community Energy Alternatives Inc.                              --              (26)        --           --             --
    Other                                                         54,530        (20,324)         173          448          3,226
    Capitalized interest                                          (1,301)          --           --         (1,301)          --
                                                               ---------      ---------      -------     --------      ---------
Net interest expense                                              53,229        (67,873)         623        5,512         43,337
                                                               ---------      ---------      -------     --------      ---------

INCOME BEFORE INCOME TAXES                                        86,981        (57,270)      57,271       15,516         84,774
                                                               ---------      ---------      -------     --------      ---------

INCOME TAXES:
    Current                                                     (113,469)          --           --          4,949       (108,145)
    Deferred                                                     145,890           --           --          1,964        138,248
    Investment and energy tax credits - net                       (2,689)          --           --           (655)        (2,034)
                                                               ---------      ---------      -------     --------      ---------
Total income taxes                                                29,732           --           --          6,258         28,069
                                                               ---------      ---------      -------     --------      ---------

MINORITY INTERESTS                                                   (22)          --           --           --             --
                                                               ---------      ---------      -------     --------      ---------

INCOME FROM CONTINUING OPERATIONS                                 57,271        (57,270)      57,271        9,258         56,705
                                                               ---------      ---------      -------     --------      ---------

DISCONTINUED OPERATIONS
    Income from Discontinued Operations - Net of Taxes            10,746           --         10,746         --             --
    Gain on Sale of Discontinued Operations - Net of Taxes        13,492           --         13,492         --             --
                                                               ---------      ---------      -------     --------      ---------
INCOME FROM DISCONTINUED OPERATIONS                               24,238           --         24,238         --             --
                                                               ---------      ---------      -------     --------      ---------

NET INCOME                                                     $  81,509      $ (57,270)     $81,509     $  9,258      $  56,705
                                                               =========      =========      =======     ========      =========


(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

EDHI           - Enterprise Diversified Holdings Incorporated
CEA            - Community Energy Alternatives Incorporated
PSRC           - Public Service Resources Corporation
ERI            - Energis Resources Incorporated
EGDC           - Enterprise Group Development Corporation
PSEG CAPITAL   - PSEG Capital Corporation
ECFC           - Enterprise Capital Funding Corporation

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                                           PSEG
                                                                 ERI           EGDC       CAPITAL      ECFC
                                                                 ---           ----       -------      ----
REVENUES:
    Income from partnerships                                   $   --        $   778      $  --       $  --
    Income from capital lease agreements                           --           --           --          --
    Unrealized gains (losses) on investments                       --           --           --          --
    Realized gains (losses) on investments                          (77)         238         --          --
    Interest and dividend income                                     75          118         --         3,726
    Gas marketing sales                                           1,585         --           --          --
    Interest and other - associated cos.                           --            361       41,597      25,949
    Other                                                         1,634            1         --          --
    Equity in subsidiary earnings                                  --           --           --          --
                                                               --------      -------      -----       -----
Total revenues                                                    3,217        1,496       41,597      29,675
                                                               --------      -------      -----       -----

OPERATING EXPENSES:
    Operation and maintenance                                     1,317        1,232         --          --
    Depreciation and amortization                                   377           82         --          --
    Property impairment                                            --            635         --          --
    Administrative and general                                   11,576        2,266           35         145
                                                               --------      -------      -----       -----
Total operating expenses                                         13,270        4,215           35         145
                                                               --------      -------      -----       -----

OPERATING INCOME                                                (10,053)      (2,719)      41,562      29,530
                                                               --------      -------      -----       -----

INTEREST EXPENSE:
    PSEG Capital Corporation                                         75         --           --          --
    Enterprise Capital Funding Corp.                                 52         --           --          --
    Enterprise Group Development Corp.                             --           --            361        --
    Enterprise Diversified Holdings Inc.                           --           --           --           109
    Community Energy Alternatives Inc.                             --           --           --            26
    Other                                                          --            411       41,201      29,395
    Capitalized interest                                           --           --           --          --
                                                               --------      -------      -----       -----
Net interest expense                                                127          411       41,562      29,530
                                                               --------      -------      -----       -----

INCOME BEFORE INCOME TAXES                                      (10,180)      (3,130)        --          --
                                                               --------      -------      -----       -----

INCOME TAXES:
    Current                                                      (3,660)      (6,613)        --          --
    Deferred                                                        127        5,551         --          --
    Investment and energy tax credits - net                        --           --           --          --
                                                               --------      -------      -----       -----
Total income taxes                                               (3,533)      (1,062)        --          --
                                                               --------      -------      -----       -----

MINORITY INTERESTS                                                 --            (22)        --          --
                                                               --------      -------      -----       -----

INCOME FROM CONTINUING OPERATIONS                                (6,647)      (2,046)        --          --
                                                               --------      -------      -----       -----

DISCONTINUED OPERATIONS
    Income from Discontinued Operations - Net of Taxes             --           --           --          --
    Gain on Sale of Discontinued Operations - Net of Taxes         --           --           --          --
                                                               --------      -------      -----       -----
INCOME FROM DISCONTINUED OPERATIONS                                --           --           --          --
                                                               --------      -------      -----       -----

NET INCOME                                                     $(6,647)      $(2,046)     $  --       $  --
                                                               ========      =======      =====       =====


(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.


EDHI          -  Enterprise Diversified Holdings Incorporated
CEA           -  Community Energy Alternatives Incorporated
PSRC          -  Public Service Resources Corporation
ERI           -  Energis Resources Incorporated
EGDC          -  Enterprise Group Development Corporation
PSEG CAPITAL  -  PSEG Capital Corporation
ECFC          -  Enterprise Capital Funding Corporation

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                          INTERCOMPANY
                                 EDHI     ELIMINATIONS
                               CONSOL.      & RECLASS.      EDHI        CEA          PSRC
                               -------      ----------      ----        ---          ----
BALANCE JANUARY 1, 1996       $ 40,966     $(118,834)     $ 40,966     $42,282     $161,253

NET INCOME                      81,509       (57,270)       81,509       9,258       56,705

                              --------     ---------      --------     -------     --------
           TOTAL               122,475      (176,104)      122,475      51,540      217,958
                              --------     ---------      --------     -------     --------

DIVIDENDS DECLARED              19,000       (15,500)       19,000       1,500       14,000
                              --------     ---------      --------     -------     --------

BALANCE DECEMBER 31, 1996     $103,475     $(160,604)     $103,475     $50,040     $203,958
                              ========     =========      ========     =======     ========

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                         PSEG
                                 ERI       EGDC        CAPITAL   ECFC
                                 ---       ----        -------   ----
BALANCE JANUARY 1, 1996       $(1,149)     $(83,552)     $--     $--

NET INCOME                     (6,647)       (2,046)      --      --

                              -------      --------      ---     ---
           TOTAL               (7,796)      (85,598)      --      --
                              -------      --------      ---     ---

DIVIDENDS DECLARED               --            --         --      --
                              -------      --------      ---     ---


                              -------      --------      ---     ---
BALANCE DECEMBER 31, 1996     $(7,796)     $(85,598)     $--     $--
                              =======      ========      ===     ===

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                             INTERCOMPANY
                                                EDHI         ELIMINATIONS
                                              CONSOL.         & RECLASS.        EDHI           CEA              PSRC
                                              -------         ----------        ----           ---              ----
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments     $   148,427      $      --        $    --        $   1,585      $       119
    Accounts receivable:
      Trade                                      20,468             --             --            4,102             --
      Other                                      13,834             --             --            1,033              375
      PSE&G                                        --                (43)             3             40             --
      PSEG                                        3,140           (7,550)         8,882                           1,808
      Other associated companies                   --            (11,530)         3,115             79             --
    Notes receivable:
      Associated companies                         --           (509,316)         2,177           --               --
       Other                                      5,880             --             --             --              5,180
    Interest and dividends receivable             1,796             --             --                2            1,121
    Prepayments                                   3,567             --              738            274            1,502
                                            -----------      -----------      ---------      ---------      -----------
Total Current Assets                            197,112         (528,439)        14,915          7,115           10,105
                                            -----------      -----------      ---------      ---------      -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                  70,971             --             --             --             16,502
    Other                                         7,905             --            1,624          4,022              372
    Accum. depr. and amortization                (9,211)            --           (1,273)        (1,628)          (5,743)
    Valuation allowances                           (826)            --             --             --               --
                                            -----------      -----------      ---------      ---------      -----------
Property, Plant and Equipment-net                68,839             --              351          2,394           11,131
                                            -----------      -----------      ---------      ---------      -----------

INVESTMENTS
    Subsidiaries                                   --           (640,079)       640,079           --               --
    Capital lease agreements                    968,284             --             --             --            968,284
    Partnership interests                       632,636             --             --          189,751          407,994
    Corporate joint ventures                     75,466             --             --           75,466             --
    Securities                                   47,576             --             --             --             47,576
    Valuation allowances                         (3,000)            --             --             --             (3,000)
                                            -----------      -----------      ---------      ---------      -----------
Total Investments                             1,720,962         (640,079)       640,079        265,217        1,420,854
                                            -----------      -----------      ---------      ---------      -----------

OTHER ASSETS
    Other                                        15,009           (2,980)          --           11,624              479
                                            -----------      -----------      ---------      ---------      -----------
Total Other Assets                               15,009           (2,980)          --           11,624              479
                                            -----------      -----------      ---------      ---------      -----------

TOTAL ASSETS                                $ 2,001,922      $(1,171,498)     $ 655,345      $ 286,350      $ 1,442,569
                                            ===========      ===========      =========      =========      ===========

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                           PSEG
                                               ERI           EGDC        CAPITAL        ECFC
                                               ---           ----        -------        ----
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments     $    735      $     577      $   --       $145,411
    Accounts receivable:
      Trade                                   16,338             28          --           --
      Other                                   11,492            934          --           --
      PSE&G                                     --             --            --           --
      PSEG                                      --             --            --           --
      Other associated companies                --               57         7,477          802
    Notes receivable:
      Associated companies                    15,721         13,231       422,772       55,415
       Other                                    --              700          --           --
    Interest and dividends receivable           --              249          --            424
    Prepayments                                  971             82          --           --
                                            --------      ---------      --------     --------
Total Current Assets                          45,257         15,858       430,249      202,052
                                            --------      ---------      --------     --------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                 --           54,469          --           --
    Other                                      1,745            142          --           --
    Accum. depr. and amortization               (404)          (163)         --           --
    Valuation allowances                        --             (826)         --           --
                                            --------      ---------      --------     --------
Property, Plant and Equipment-net              1,341         53,622          --           --
                                            --------      ---------      --------     --------

INVESTMENTS
    Subsidiaries                                --             --            --           --
    Capital lease agreements                    --             --            --           --
    Partnership interests                       --           34,891          --           --
    Corporate joint ventures                    --             --            --           --
    Securities                                  --             --            --           --
    Valuation allowances                        --             --            --           --
                                            --------      ---------      --------     --------
Total Investments                               --           34,891          --           --
                                            --------      ---------      --------     --------

OTHER ASSETS
    Other                                        745          3,680            52        1,409
                                            --------      ---------      --------     --------
Total Other Assets                               745          3,680            52        1,409
                                            --------      ---------      --------     --------

TOTAL ASSETS                                $ 47,343      $ 108,051      $430,301     $203,461
                                            ========      =========      ========     ========

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                               INTERCOMPANY
                                                    EDHI       ELIMINATIONS
                                                  CONSOL.       & RECLASS.         EDHI           CEA          PSRC
                                                  -------       ----------         ----           ---          ----
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                    $   15,830     $      --        $    --        $  3,764     $     --
       Taxes                                         6,410            --            4,659         1,343            203
       Other                                        39,578            --           23,513         5,329          4,176
       Interest                                      6,384            --             --            --            1,427
       Associated companies                          2,702         (19,123)         4,224         4,855         11,383
    Notes payable:
       PSEG Capital Corporation                       --          (422,772)          --          49,977        372,795
       Enterprise Capital Funding Corp.               --           (55,415)          --           6,828         48,587
       Enterprise Group Development Corp.             --           (13,231)          --            --             --
       Enterprise Diversified Holdings Inc.           --            (2,177)          --            --             --
       U.S.Energy Incorporated                        --           (15,721)          --            --             --
    Current portion of long-term debt              124,481            --             --            --             --
                                                ----------     -----------      ---------      --------     ----------
Total Current Liabilities                          195,385        (528,439)        32,396        72,096        438,571
                                                ----------     -----------      ---------      --------     ----------

TOTAL LONG-TERM DEBT                               472,900            --             --            --             --
                                                ----------     -----------      ---------      --------     ----------

DEFERRED CREDITS
Deferred income taxes                              692,756          (2,980)            (5)       59,417        636,242
Deferred investment
  and energy tax credits                            10,149            --             --           9,984            165
Other                                                8,087            --              309         5,833             89
                                                ----------     -----------      ---------      --------     ----------
Total Deferred Credits                             710,992          (2,980)           304        75,234        636,496
                                                ----------     -----------      ---------      --------     ----------

STOCKHOLDER'S EQUITY
    Capital stock                                      100        (170,592)           100        62,880        107,001
    Contributed capital                            519,070        (308,883)       519,070        26,100         56,543
    Retained earnings                              103,475        (160,604)       103,475        50,040        203,958
                                                ----------     -----------      ---------      --------     ----------
Total Stockholder's Equity                         622,645        (640,079)       622,645       139,020        367,502
                                                ----------     -----------      ---------      --------     ----------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                          $2,001,922     ($1,171,498)     $ 655,345      $286,350     $1,442,569
                                                ==========     ===========      =========      ========     ==========

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                               PSEG
                                                   ERI           EGDC        CAPITAL        ECFC
                                                   ---           ----        -------        ----
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                    $ 12,066      $    --        $   --       $   --
       Taxes                                        --              205          --           --
       Other                                       6,456            104          --           --
       Interest                                     --             --           2,525        2,432
       Associated companies                           79          1,189            64           31
    Notes payable:
       PSEG Capital Corporation                     --             --            --           --
       Enterprise Capital Funding Corp.             --             --            --           --
       Enterprise Group Development Corp.           --             --          13,231         --
       Enterprise Diversified Holdings Inc.         --             --            --          2,177
       U.S.Energy Incorporated                      --             --            --         15,721
    Current portion of long-term debt               --             --          69,481       55,000
                                                --------      ---------      --------     --------
Total Current Liabilities                         18,601          1,498        85,301       75,361
                                                --------      ---------      --------     --------


TOTAL LONG-TERM DEBT                                --             --         344,900      128,000
                                                --------      ---------      --------     --------


DEFERRED CREDITS
    Deferred income taxes                             82           --            --           --
    Deferred investment
      and energy tax credits                        --             --            --           --
    Other                                           --            1,856          --           --
                                                --------      ---------      --------     --------
Total Deferred Credits                                82          1,856          --           --
                                                --------      ---------      --------     --------


STOCKHOLDER'S EQUITY
    Capital stock                                     10            501           100          100
    Contributed capital                           36,446        189,794          --           --
    Retained earnings                             (7,796)       (85,598)         --           --
                                                --------      ---------      --------     --------
Total Stockholder's Equity                        28,660        104,697           100          100
                                                --------      ---------      --------     --------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                          $ 47,343      $ 108,051      $430,301     $203,461
                                                ========      =========      ========     ========

                      PUBLIC SERVICE RESOURCES CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                                                          INTERCOMPANY
                                                               PSRC       ELIMINATIONS                   RCMC
                                                              CONSOL.      & RECLASS.       PSRC       CONSOL. (A)      RCIC
                                                              -------      ----------       ----       -----------      ----
REVENUES:
  Income from partnerships                                   $  72,838      $   --        $  8,696      $  5,998      $  --
  Income from capital lease agreements                          44,924          --          18,620        22,824        2,243
  Unrealized gains (losses) on investments                      13,023          --          (3,282)         --           --
  Realized gains (losses) on investments                          (180)         --            (180)         --           --
  Interest and dividend income                                  11,382            (4)       11,223          --           --
  Other                                                            742           (83)         (347)            1          912
  Equity in subsidiary earnings                                   --         (57,540)       57,532          --           --
                                                             ---------      --------      --------      --------      -------
TOTAL REVENUES                                                 142,729       (57,627)       92,262        28,823        3,155
                                                             ---------      --------      --------      --------      -------

OPERATING EXPENSES:
  Operation and maintenance                                        214          --             214          --           --
  Depreciation and amortization                                  1,560          --             404           688         --
  Administrative and general                                    12,844           (83)       11,273           461           15
                                                             ---------      --------      --------      --------      -------
TOTAL OPERATING EXPENSES                                        14,618           (83)       11,891         1,149           15
                                                             ---------      --------      --------      --------      -------

OPERATING INCOME                                               128,111       (57,544)       80,371        27,674        3,140
                                                             ---------      --------      --------      --------      -------

INTEREST EXPENSE:
  PSEG Capital Corporation                                      27,528          --          17,933         8,758          538
  Enterprise Capital Funding Corp.                              12,583            (4)        7,142         4,970          305
  Other                                                          3,226          --           1,707            55           80
  Capitalized interest                                            --            --            --            --           --
                                                             ---------      --------      --------      --------      -------
NET INTEREST EXPENSE                                            43,337            (4)       26,782        13,783          923
                                                             ---------      --------      --------      --------      -------

INCOME BEFORE INCOME TAXES                                      84,774       (57,540)       53,589        13,891        2,217
                                                             ---------      --------      --------      --------      -------

INCOME TAXES:
  Current                                                     (108,145)         --         (60,267)      (65,197)      (5,285)
  Deferred                                                     138,248          --          57,421        71,467        6,764
  Investment and energy tax credits - net                       (2,034)         --            (270)         (823)        (639)
                                                             ---------      --------      --------      --------      -------
TOTAL INCOME TAXES                                              28,069          --          (3,116)        5,447          840
                                                             ---------      --------      --------      --------      -------

MINORITY INTERESTS                                                --             (85)         --            --           --
                                                             ---------      --------      --------      --------      -------

INCOME FROM CONTINUING OPERATIONS                               56,705       (57,455)       56,705         8,444        1,377
                                                             ---------      --------      --------      --------      -------

DISCONTINUED OPERATIONS
  Income from Discontinued Operations - Net of Taxes              --            --            --            --           --
  Gain on Sale of Discontinued Operations - Net of Taxes          --            --            --            --           --
                                                             ---------      --------      --------      --------      -------
INCOME FROM DISCONTINUED OPERATIONS                               --            --            --            --           --
                                                             ---------      --------      --------      --------      -------

NET INCOME                                                   $  56,705      $(57,455)     $ 56,705      $  8,444      $ 1,377
                                                             =========      ========      ========      ========      =======

(A) Exceeds 2% of Enterprise's consolidated assets. For additional information, see Item I.

                      PUBLIC SERVICE RESOURCES CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                                  PSRCSC     PSRCSC       PSRCSC      PSRCSC
                                                             RCSC       RCFC       ONE         TWO        THREE        FOUR
                                                             ----       ----       ---         ---        -----        ----
REVENUES:
  Income from partnerships                                   $--      $  --        $--         $--         $--         $--
  Income from capital lease agreements                        --           85       --          --          --          --
  Unrealized gains (losses) on investments                    --         --         --          --          --          --
  Realized gains (losses) on investments                      --         --         --          --          --          --
  Interest and dividend income                                --         --         --          --          --          --
  Other                                                       (2)        --          2           1           1           1
  Equity in subsidiary earnings                               --         --         --          --          --          --
                                                             ---      -------      ---         ---         ---         ---
TOTAL REVENUES                                                (2)          85        2           1           1           1
                                                             ---      -------      ---         ---         ---         ---

OPERATING EXPENSES:
  Operation and maintenance                                   --         --         --          --          --          --
  Depreciation and amortization                               --         --         --          --          --          --
  Administrative and general                                   2          281        2           1           1           1
                                                             ---      -------      ---         ---         ---         ---
TOTAL OPERATING EXPENSES                                       2          281        2           1           1           1
                                                             ---      -------      ---         ---         ---         ---

OPERATING INCOME                                              (4)        (196)      --          --          --          --
                                                             ---      -------      ---         ---         ---         ---

INTEREST EXPENSE:
  PSEG Capital Corporation                                    --          299       --          --          --          --
  Enterprise Capital Funding Corp.                            --          170       --         ---         ---         ---
  Other                                                       --         --         --          --          --          --
  Capitalized interest                                        --         --         --          --          --          --
                                                             ---      -------      ---         ---         ---         ---
NET INTEREST EXPENSE                                          --          469       --          --          --          --
                                                             ---      -------      ---         ---         ---         ---

INCOME BEFORE INCOME TAXES                                    (4)        (665)      --          --          --          --
                                                             ---      -------      ---         ---         ---         ---

INCOME TAXES:
  Current                                                     --       (5,591)      --          --          --          --
  Deferred                                                    --        5,489       --          --          --          --
  Investment and energy tax credits -- net                     --         --        --          --          --          --
                                                             ---      -------      ---         ---         ---         ---
TOTAL INCOME TAXES                                            --         (102)      --          --          --          --
                                                             ---      -------      ---         ---         ---         ---

MINORITY INTERESTS                                            --         --         --          --          --          --
                                                             ---      -------      ---         ---         ---         ---

INCOME FROM CONTINUING OPERATIONS                             (4)        (563)      --          --          --          --
                                                             ---      -------      ---         ---         ---         ---

DISCONTINUED OPERATIONS
  Income from Discontinued Operations -- Net of Taxes          --         --        --          --          --          --
  Gain on Sale of Discontinued Operations -- Net of Taxes      --         --        --          --          --          --
                                                             ---      -------      ---         ---         ---         ---
INCOME FROM DISCONTINUED OPERATIONS                           --         --         --          --          --          --
                                                             ---      -------      ---         ---         ---         ---

NET INCOME                                                   $(4)     $  (563)     $--         $--         $--         $--
                                                             ===      =======      ===         ===         ===         ===

(A) Exceeds 2% of Enterprise's consolidated assets. For additional information, see Item I.

                      PUBLIC SERVICE RESOURCES CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                             THE        PSGMC                               PSRC
                                                        WATER SOURCE   CONSOL.   PSRC, INC.   ENTECH      DEL., INC.
                                                        ------------   -------   ----------   ------      ----------
REVENUES:
  Income from partnerships                                  $--        $--        $  --        $--        $ 58,144
  Income from capital lease agreements                       --         --          1,152       --            --
  Unrealized gains (losses) on investments                   --           30         --         --          16,275
  Realized gains (losses) on investments                     --         --           --         --            --
  Interest and dividend income                               --          163         --         --            --
  Other                                                       176         79         --            1          --
  Equity in subsidiary earnings                              --            8         --         --            --
                                                            -----      -----      -------      -----      --------
TOTAL REVENUES                                                176        280        1,152          1        74,419
                                                            -----      -----      -------      -----      --------

OPERATING EXPENSES:
  Operation and maintenance                                    --       --           --         --            --
  Depreciation and amortization                                (2)      --            458         12          --
  Administrative and general                                  131         45           56        677           (19)
                                                            -----      -----      -------      -----      --------
TOTAL OPERATING EXPENSES                                      129         45          514        689           (19)
                                                            -----      -----      -------      -----      --------

OPERATING INCOME                                               47        235          638       (688)       74,438
                                                            -----      -----      -------      -----      --------

INTEREST EXPENSE:
  PSEG Capital Corporation                                   --         --           --         --            --
  Enterprise Capital Funding Corp.                           --         --           --         --            --
  Other                                                      --         --             37       --           1,347
  Capitalized interest                                       --         --           --         --            --
                                                            -----      -----      -------      -----      --------
NET INTEREST EXPENSE                                         --         --             37       --           1,347
                                                            -----      -----      -------      -----      --------

INCOME BEFORE INCOME TAXES                                     47        235          601       (688)       73,091
                                                            -----      -----      -------      -----      --------

INCOME TAXES:
  Current                                                      29       (229)      (1,677)      (241)       30,313
  Deferred                                                    (13)       240        1,961          1        (5,082)
  Investment and energy tax credits -- net                   --         --           --         --            (302)
                                                            -----      -----      -------      -----      --------
TOTAL INCOME TAXES                                             16         11          284       (240)       24,929
                                                            -----      -----      -------      -----      --------

MINORITY INTERESTS                                           --           85         --         --            --
                                                            -----      -----      -------      -----      --------

INCOME FROM CONTINUING OPERATIONS                              31        139          317       (448)       48,162
                                                            -----      -----      -------      -----      --------

DISCONTINUED OPERATIONS
  Income from Discontinued Operations -- Net of Taxes        --         --           --         --            --
  Gain on Sale of Discontinued Operations -- Net of Taxes    --         --           --         --            --
                                                            -----      -----      -------      -----      --------
INCOME FROM DISCONTINUED OPERATIONS                          --         --           --         --            --
                                                            -----      -----      -------      -----      --------

NET INCOME                                                  $  31      $ 139      $   317      $(448)     $ 48,162
                                                            =====      =====      =======      =====      ========

(A) Exceeds 2% of Enterprise's consolidated assets. For additional information, see Item I.

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                           INTERCOMPANY
                                 PSRC      ELIMINATIONS                 RCMC
                                CONSOL.     & RECLASS.      PSRC       CONSOL.      RCIC      RCSC
                                -------     ----------      ----       -------      ----      ----
BALANCE  JANUARY 1, 1996       $161,253     $(15,078)     $161,253     $16,775     $1,809     $(35)

NET INCOME                       56,705      (57,455)       56,705       8,444      1,377       (4)
                               --------     --------      --------     -------     ------     ----

           TOTAL                217,958      (72,533)      217,958      25,219      3,186      (39)
                               --------     --------      --------     -------     ------     ----

DIVIDENDS DECLARED               14,000          591        14,000        --         --        --
                               --------     --------      --------     -------     ------     ----

BALANCE  DECEMBER 31, 1996     $203,958     $(73,124)     $203,958     $25,219     $3,186     $(39)
                               ========     ========      ========     =======     ======     ====

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                          PSRCSC   PSRCSC    PSRCSC    PSRCSC
                                 RCFC       ONE      TWO     THREE      FOUR
                                 ----       ---      ---     -----      ----
BALANCE  JANUARY 1, 1996       $(1,396)     $(3)     $(3)     $--       $--

NET INCOME                        (563)      --       --       --        --
                               -------      ---      ---      ---       ---

           TOTAL                (1,959)      (3)      (3)      --        --
                               -------      ---      ---      ---       ---

DIVIDENDS DECLARED                 --        --       --       --        --
                               -------      ---      ---      ---       ---

BALANCE  DECEMBER 31, 1996     $(1,959)     $(3)     $(3)     $--       $--
                               =======      ===      ===      ===       ===

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                THE          PSGMC                                  PSRC
                            WATER SOURCE    CONSOL.    PSRC, INC.    ENTECH      DEL., INC.
                            ------------    -------    ----------    ------      ----------
BALANCE  JANUARY 1, 1996      $(1,086)       $(730)       $295       $(526)       $    (22)
NET INCOME                         31          139         317        (448)         48,162
                              -------        -----        ----       -----        --------
   TOTAL                       (1,055)        (591)        612        (974)         48,140
                              -------        -----        ----       -----        --------
DIVIDENDS DECLARED                 --         (591)         --          --              --
                              -------        -----        ----       -----        --------
BALANCE  DECEMBER 31, 1996    $(1,055)       $  --        $612       $(974)       $ 48,140
                              =======        =====        ====       =====        ========

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                                               INTERCOMPANY
                                                 PSRC          ELIMINATIONS                           RCMC
                                                CONSOL.         & RECLASS.           PSRC            CONSOL.          RCIC
                                             -----------        ---------        -----------        ---------        -------
ASSETS

CURRENT ASSETS

       Cash and temporary cash investments   $       119        $      --        $        40        $      30        $    --
       Accounts  and Notes receivable:
         Trade                                        --               --                 --               --             --
         Other                                       375               --                157              196             --
         PSE&G                                        --               --                 --               --             --
         PSEG                                      1,808               --              1,808               --             --
         Other associated companies                   --         (156,348)            50,346           42,588          6,806
       Notes receivable:
         Associated companies                         --               --                 --               --             --
          Other                                    5,180               --              5,177               --             --
       Interest receivable                         1,121               --                483               --             --
       Prepayments                                 1,502               --              1,347               74             --
                                             -----------        ---------        -----------        ---------        -------
 Total Current Assets                             10,105         (156,348)            59,358           42,888          6,806
                                             -----------        ---------        -----------        ---------        -------
PROPERTY, PLANT AND EQUIPMENT
       Real estate                                16,502               --              2,539            2,698             --
       Other                                         372               --                265               21             --
       Accum. depr. and amortization              (5,743)              --               (861)            (987)            --
       Valuation allowances                           --               --                 --               --
                                             -----------        ---------        -----------        ---------        -------
 Property, Plant and Equipment-net                11,131               --              1,943            1,732             --
                                             -----------        ---------        -----------        ---------        -------
INVESTMENTS
       Subsidiaries                                   --         (488,381)           488,381               --             --
       Capital lease agreements                  968,284               --            432,831          429,903         48,137
       Partnership interests                     407,994               --             29,428           36,062             --
       Corporate joint ventures                       --               --                 --               --             --
       Securities                                 47,576               --             37,063               --             --
       Valuation allowances                       (3,000)              --             (3,000)              --             --
                                             -----------        ---------        -----------        ---------        -------
 Total Investments                             1,420,854         (488,381)           984,703          465,965         48,137
                                             -----------        ---------        -----------        ---------        -------
OTHER ASSETS
       Other                                         479               --                 --               92             --
                                             -----------        ---------        -----------        ---------        -------
 Total Other Assets                                  479               --                 --               92             --
                                             -----------        ---------        -----------        ---------        -------
 TOTAL ASSETS                                $ 1,442,569        $(644,729)       $ 1,046,004        $ 510,677        $54,943
                                             ===========        =========        ===========        =========        =======

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                        PSRCSC          PSRCSC        PSRCSC            PSRCSC
                                               RCSC       RCFC           ONE             TWO          THREE              FOUR
                                             -------   ----------     ----------      ---------      ----------        --------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments   $     9   $       --     $       5       $       5      $       5         $    5
       Accounts and Notes receivable:
         Trade                                    --           --            --              --             --             --
         Other                                    --           21            --              --             --             --
         PSE&G                                    --           --            --              --             --             --
         PSEG                                     --           --            --              --             --             --
         Other associated companies               --        6,104             2               2              5              5
       Notes receivable:
         Associated companies                     --           --            --              --             --             --
          Other                                   --           --            --              --             --             --
       Interest receivable                        --           --            --              --             --             --
       Prepayments                                --           --            --              --             --             --
                                             -------   ----------     ---------       ---------      ---------         ------
 Total Current Assets                              9        6,125             7               7             10             10
                                             -------   ----------     ---------       ---------      ---------         ------
PROPERTY, PLANT AND EQUIPMENT
       Real estate                                --           --            --              --             --             --
       Other                                      --           --            --              --             --             --
       Accum. depr. and amortization              --           --            --              --             --             --
       Valuation allowances                       --           --            --              --             --             --
                                             -------   ----------     ---------       ---------      ---------         ------
 Property, Plant and Equipment-net                --           --            --              --             --             --
                                             -------   ----------     ---------       ---------      ---------         ------
INVESTMENTS
       Subsidiaries                               --           --            --              --             --             --
       Capital lease agreements                   --       29,592            --              --             --             --
       Partnership interests                      --           --            --              --             --             --
       Corporate joint ventures                   --           --            --              --             --             --
       Securities                                 --           --            --              --             --             --
       Valuation allowances                       --           --            --              --             --             --
                                             -------   ----------     ---------       ---------      ---------         ------
 Total Investments                                --       29,592            --              --             --             --
                                             -------   ----------     ---------       ---------      ---------         ------
OTHER ASSETS
       Other                                      --           --            --              --             --             --
                                             -------   ----------     ---------       ---------      ---------         ------
 Total Other Assets                               --           --            --              --             --             --
                                             -------   ----------     ---------       ---------      ---------         ------
 TOTAL ASSETS                                $     9   $   35,717     $       7       $       7      $      10         $   10
                                             =======   ==========     =========       =========      =========         ======

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                THE            PSGMC                                  PSRC
                                            WATER SOURCE      CONSOL.     PSRC, INC.    ENTECH     DEL., INC.
                                            ------------      -------     ---------     ------     ----------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments     $   --          $ --       $     10       $ --       $     10
       Accounts and Notes receivable:
         Trade                                     --            --             --         --             --
         Other                                     --            --              1         --             --
         PSE&G                                     --            --             --         --             --
         PSEG                                      --            --             --         --             --
         Other associated companies                --           233             --         46         50,211
       Notes receivable:
         Associated companies                      --            --             --         --             --
          Other                                    --            --             --         --              3
       Interest receivable                         --            --             --         --            638
       Prepayments                                 --            --             --         --             81
                                               ------          ----       --------        ---       --------
 Total Current Assets                              --           233             11         46         50,943
                                               ------          ----       --------        ---       --------
PROPERTY, PLANT AND EQUIPMENT
       Real estate                                 --            --         11,265         --             --
       Other                                       --            --             86         --             --
       Accum. depr. and amortization               --            --         (3,895)        --             --
       Valuation allowances                        --            --             --         --             --
                                               ------          ----       --------        ---       --------
 Property, Plant and Equipment-net                 --            --          7,456         --             --
                                               ------          ----       --------        ---       --------
INVESTMENTS
       Subsidiaries                                --            --             --         --             --
       Capital lease agreements                    --            --         27,821         --             --
       Partnership interests                       --            --             --         --        342,504
       Corporate joint ventures                    --            --             --         --             --
       Securities                                  --            --             --         --         10,513
       Valuation allowances                        --            --             --         --             --
                                               ------          ----       --------        ---       --------
 Total Investments                                 --            --         27,821         --        353,017
                                               ------          ----       --------        ---       --------
OTHER ASSETS
       Other                                       --            --            387         --             --
                                               ------          ----       --------        ---       --------
 Total Other Assets                                --            --            387         --             --
                                               ------          ----       --------        ---       --------
 TOTAL ASSETS                                  $   --          $233       $ 35,675        $46       $403,960
                                               ======          ====       ========        ===       ========

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                                                      INTERCOMPANY
                                                         PSRC         ELIMINATIONS                         RCMC
                                                        CONSOL.        & RECLASS.           PSRC          CONSOL.        RCIC
                                                     -----------       ---------        -----------      ---------      -------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                      $       --       $      --        $       --       $     --       $    --
           Taxes                                             203              --                --            182            --
           Other                                           4,176              (1)            2,458            217         1,001
           Interest                                        1,427              --                --             --            80
           Associated companies                           11,383        (156,347)          115,524         36,016           104
        Notes payable:
           PSEG Capital Corporation                      372,795              --           281,820         82,634         5,359
           Enterprise Capital Funding Corp.               48,587              --            36,157         11,291           732
           Enterprise Group Development Corp.                 --              --                --             --            --
           Enterprise Diversified Holdings Inc.               --              --                --             --            --
           U.S.Energy Incorporated                            --              --                --             --            --
        Current portion of long-term debt                     --              --                --             --            --
                                                      ----------       ---------        ----------       --------       -------
 Total Current Liabilities                               438,571        (156,348)          435,959        130,340         7,276
                                                      ----------       ---------        ----------       --------       -------


TOTAL LONG-TERM DEBT                                          --              --                --             --            --

                                                      ----------       ---------        ----------       --------       -------


DEFERRED CREDITS
 Deferred income taxes                                   636,242              --           242,454        301,157        38,652
 Deferred investment
   and energy tax credits                                    165              --                --             --           165
 Other                                                        89              --                89             --            --
                                                      ----------       ---------        ----------       --------       -------
 Total Deferred Credits                                  636,496              --           242,543        301,157        38,817
                                                      ----------       ---------        ----------       --------       -------


STOCKHOLDER'S EQUITY
        Capital stock                                    107,001             (69)          107,001              2             1
        Contributed capital                               56,543        (415,188)           56,543         53,959         5,663
        Retained earnings                                203,958         (73,124)          203,958         25,219         3,186
                                                      ----------       ---------        ----------       --------       -------
 Total Stockholder's Equity                              367,502        (488,381)          367,502         79,180         8,850
                                                      ----------       ---------        ----------       --------       -------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $1,442,569       $(644,729)       $1,046,004       $510,677       $54,943
                                                      ==========       =========        ==========       ========       =======

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                             PSRCSC     PSRCSC      PSRCSC    PSRCSC
                                                  RCSC         RCFC           ONE         TWO        THREE     FOUR
                                                  ----         ----           ---         ---        -----     ----
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                  $ --       $      --        $ --        $ --        $--       $--
           Taxes                                    --              21          --          --         --        --
           Other                                    --              --          --          --         --        --
           Interest                                 --              --          --          --         --        --
           Associated companies                     38              58          --          --         --        --
        Notes payable:
           PSEG Capital Corporation                 --           2,982          --          --         --        --
           Enterprise Capital Funding Corp.         --             407          --          --         --        --
           Enterprise Group Development Corp.       --              --          --          --         --        --
           Enterprise Diversified Holdings Inc.     --              --          --          --         --        --
           U.S.Energy Incorporated                  --              --          --          --         --        --
        Current portion of long-term debt           --              --          --          --         --        --
                                                  ----        --------        ----        ----        ---       ---
 Total Current Liabilities                          38           3,468          --          --         --        --
                                                  ----        --------        ----        ----        ---       ---


TOTAL LONG-TERM DEBT                                --              --          --          --         --        --
                                                  ----        --------        ----        ----        ---       ---



DEFERRED CREDITS                                    --          30,394          --          --         --        --
 Deferred income taxes
 Deferred investment                                --              --          --          --         --        --
   and energy tax credits                           --              --          --          --         --        --
 Other                                            ----        --------        ----        ----        ---       ---
                                                    --          30,394          --          --         --        --
 Total Deferred Credits                           ----        --------        ----        ----        ---       ---



STOCKHOLDER'S EQUITY                                10               2          10          10         10        10
        Capital stock                               --           3,812          --          --         --        --
        Contributed capital                        (39)         (1,959)         (3)         (3)        --        --
        Retained earnings                         ----        --------        ----        ----        ---       ---
                                                   (29)          1,855           7           7         10        10
 Total Stockholder's Equity                       ----        --------        ----        ----        ---       ---


 TOTAL LIABILITIES AND                            $  9        $ 35,717        $  7        $  7        $10       $10
   STOCKHOLDER'S EQUITY                           ====        ========        ====        ====        ===       ===

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                  THE          PSGMC                                    PSRC
                                              WATER SOURCE    CONSOL.    PSRC, INC.     ENTECH       DEL., INC.
                                              ------------    -------    ---------      ------       ----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                $    --        $ --       $    --       $    --        $     --
           Taxes                                     --          --
           Other                                     --          --           501            --              --
           Interest                                  --          --            --            --           1,347
           Associated companies                      41          --        15,949            --              --
        Notes payable:
           PSEG Capital Corporation                  --          --            --            --              --
           Enterprise Capital Funding Corp.          --          --            --            --              --
           Enterprise Group Development Corp.        --          --            --            --              --
           Enterprise Diversified Holdings Inc.      --          --            --            --              --
           U.S.Energy Incorporated                   --          --            --            --              --
        Current portion of long-term debt            --          --            --            --              --
                                                -------        ----       -------       -------        --------
 Total Current Liabilities                           41          --        16,450            --           1,347
                                                -------        ----       -------       -------        --------


TOTAL LONG-TERM DEBT                                 --          --            --            --              --
                                                -------        ----       -------       -------        --------



DEFERRED CREDITS                                    (13)        230         6,753             1          16,614
 Deferred income taxes
 Deferred investment                                 --          --            --            --              --
   and energy tax credits                            --          --            --            --              --
 Other                                          -------        ----       -------       -------        --------
                                                    (13)        230         6,753             1          16,614
 Total Deferred Credits                         -------        ----       -------       -------        --------



STOCKHOLDER'S EQUITY                                 10           1             1             1               1
        Capital stock                             1,017           2        11,859         1,018         337,858
        Contributed capital                      (1,055)         --           612          (974)         48,140
        Retained earnings                       -------        ----       -------       -------        --------
                                                    (28)          3        12,472            45         385,999
 Total Stockholder's Equity                     -------        ----       -------       -------        --------


 TOTAL LIABILITIES AND                          $    --        $233       $35,675       $    46        $403,960
   STOCKHOLDER'S EQUITY                         =======        ====       =======       =======        ========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                                                         INTERCOMPANY
                                                                RCMC     ELIMINATIONS
                                                              CONSOL.     & RECLASS.     RCMC      RCMCSC   RCMC, INC.    RCMC DEL.
                                                              -------     ----------     ----      ------   ----------    ---------
REVENUES:
  Income from partnerships                                   $  5,998      $  --        $  2,971     $--     $ 3,027      $   --
  Income from capital lease agreements                         22,824         --          13,777      --         966         8,081
  Unrealized gains (losses) on investments                       --           --            --        --        --            --
  Realized gains (losses) on investments                         --           --            --        --        --            --
  Interest and dividend income                                   --           --            --        --        --            --
  Other                                                             1         --            --         1        --            --
  Equity in subsidiary earnings                                  --         (3,785)        3,785      --        --            --
                                                             --------      -------      --------     ---     -------      --------
TOtal Revenues                                                 28,823       (3,785)       20,533       1       3,993         8,081
                                                             --------      -------      --------     ---     -------      --------

OPERATING EXPENSES:
  Operation and maintenance                                      --           --            --        --        --            --
  Depreciation and amortization                                   688         --             688      --        --            --
  Administrative and general                                      461         --             214       1          49           197
                                                             --------      -------      --------     ---     -------      --------
Total Operating Expenses                                        1,149         --             902       1          49           197
                                                             --------      -------      --------     ---     -------      --------

OPERATING INCOME                                               27,674       (3,785)       19,631      --       3,944         7,884
                                                             --------      -------      --------     ---     -------      --------

INTEREST EXPENSE:
  PSEG Capital Corporation                                      8,758         --           5,311      --        --           3,447
  Enterprise Capital Funding Corp.                              4,970         --           3,014      --        --           1,956
  Other                                                            55         --              55      --        --            --
  Capitalized interest                                           --           --            --        --        --            --
                                                             --------      -------      --------     ---     -------      --------
Net Interest Expense                                           13,783         --           8,380      --        --           5,403
                                                             --------      -------      --------     ---     -------      --------

INCOME BEFORE INCOME TAXES                                     13,891       (3,785)       11,251      --       3,944         2,481
                                                             --------      -------      --------     ---     -------      --------

INCOME TAXES:
  Current                                                     (65,197)        --         (46,747)     --      (4,766)      (13,684)
  Deferred                                                     71,467         --          50,377      --       6,163        14,927
  Investment and energy tax credits - net                        (823)        --            (823)     --        --            --
                                                             --------      -------      --------     ---     -------      --------
Total Income Taxes                                              5,447         --           2,807      --       1,397         1,243
                                                             --------      -------      --------     ---     -------      --------

MINORITY INTERESTS                                               --           --            --        --        --            --
                                                             --------      -------      --------     ---     -------      --------

INCOME FROM CONTINUING OPERATIONS                               8,444       (3,785)        8,444      --       2,547         1,238
                                                             --------      -------      --------     ---     -------      --------

DISCONTINUED OPERATIONS
  Income from Discontinued Operations - Net of Taxes             --           --            --        --        --            --
  Gain on Sale of Discontinued Operations - Net of Taxes         --           --            --        --        --            --
                                                             --------      -------      --------     ---     -------      --------
INCOME FROM DISCONTINUED OPERATIONS                              --           --            --        --        --            --
                                                             --------      -------      --------     ---     -------      --------

NET INCOME                                                   $  8,444      $(3,785)     $  8,444     $--     $ 2,547      $  1,238
                                                             ========      =======      ========     ===     =======      ========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                         INTERCOMPANY
                                RCMC     ELIMINATIONS
                               CONSOL.    & RECLASS.     RCMC      RCMCSC    RCMC, INC.   RCMC DEL.
                               -------    ----------     ----      ------    ----------   ---------
BALANCE  JANUARY 1, 1996       $16,775     $    60      $16,775     $(16)     $   (22)     $   (22)

NET INCOME                       8,444      (3,785)       8,444      --         2,547        1,238
                               -------     -------      -------     ----      -------      -------

           TOTAL                25,219      (3,725)      25,219      (16)       2,525        1,216
                               -------     -------      -------     ----      -------      -------

DIVIDENDS DECLARED                --          --           --        --          --           --
                               -------     -------      -------     ----      -------      -------

BALANCE  DECEMBER 31, 1996     $25,219     $(3,725)     $25,219     $(16)     $ 2,525      $ 1,216
                               =======     =======      =======     ====      =======      =======

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)


                                                            INTERCOMPANY
                                                 RCMC       ELIMINATIONS
                                                CONSOL.      & RECLASS.      RCMC        RCMCSC  RCMC, INC.   RCMC DEL.
                                                -------      ----------      ----        ------  ----------   ---------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments     $      30      $   --        $    --        $10     $    10     $     10
       Accounts and Notes receivable:
         Trade                                      --            --             --         --        --           --
         Other                                       196          --              196       --        --           --
         PSE&G                                      --            --             --         --        --           --
         PSEG                                       --            --             --         --        --           --
         Other associated companies               42,588          --           30,569       --      12,019         --
       Notes receivable:
         Associated companies                       --            --             --         --        --           --
       Prepayments                                    74          --               14       --        --             60
                                               ---------      --------      ---------      ---     -------     --------
 Total Current Assets                             42,888          --           30,779       10      12,029           70
                                               ---------      --------      ---------      ---     -------     --------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                 2,698          --            2,698       --        --           --
       Other                                          21          --               21       --        --           --
       Accum. depr. and amortization                (987)         --             (987)      --        --           --
       Valuation allowances                         --            --             --         --        --           --
                                               ---------      --------      ---------      ---     -------     --------
 Property, Plant and Equipment-net                 1,732          --            1,732       --        --           --
                                               ---------      --------      ---------      ---     -------     --------

INVESTMENTS
       Subsidiaries                                 --         (18,143)        18,143       --        --           --
       Capital lease agreements                  429,903          --          239,410       --      31,869      158,624
       Partnership interests                      36,062          --           17,808       --      18,254         --
       Corporate joint ventures                     --            --             --         --        --           --
       Securities                                   --            --             --         --        --           --
       Valuation allowances                         --            --             --         --        --           --
                                               ---------      --------      ---------      ---     -------     --------
 Total Investments                               465,965       (18,143)       275,361       --      50,123      158,624
                                               ---------      --------      ---------      ---     -------     --------

OTHER ASSETS
       Other                                          92          --               92       --        --           --
                                               ---------      --------      ---------      ---     -------     --------
 Total Other Assets                                   92          --               92       --        --           --
                                               ---------      --------      ---------      ---     -------     --------

 TOTAL ASSETS                                  $ 510,677      $(18,143)     $ 307,964      $10     $62,152     $158,694
                                               =========      ========      =========      ===     =======     ========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                ($ IN THOUSANDS)

                                                                INTERCOMPANY
                                                     RCMC       ELIMINATIONS
                                                    CONSOL.      & RECLASS.      RCMC      RCMCSC   RCMC, INC.    RCMC DEL.
                                                    -------      ----------      ----      ------   ----------    ---------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                    $   --       $   --        $   --       $--       $  --       $    --
           Taxes                                         182         --            --        --          --             182
           Other                                         217         --             217      --          --            --
           Interest                                     --           --            --        --          --
           Associated companies                       36,016         --           1,030       15         --          34,971
        Notes payable:
           PSEG Capital Corporation                   82,634         --          48,297      --          --          34,337
           Enterprise Capital Funding Corp.           11,291         --           6,600      --          --           4,691
           Enterprise Group Development Corp.           --           --            --        --          --            --
           Enterprise Diversified Holdings Inc.         --           --            --        --          --            --
           U.S.Energy Incorporated                      --           --            --        --          --            --
        Current portion of long-term debt               --           --            --        --          --            --
                                                    --------     --------      --------     ----      -------     ---------
 Total Current Liabilities                           130,340         --          56,144       15         --          74,181
                                                    --------     --------      --------     ----      -------     ---------


TOTAL LONG-TERM DEBT                                    --           --            --        --          --            --
                                                    --------     --------      --------     ----      -------     ---------


DEFERRED CREDITS
 Deferred income taxes                               301,157         --         172,640      --        30,606        97,911
 Deferred investment
   and energy tax credits                               --           --            --        --          --            --
 Other                                                  --           --            --        --          --            --
                                                    --------      --------     --------     ----      -------     ---------
 Total Deferred Credits                              301,157         --         172,640      --        30,606        97,911
                                                    --------      --------     --------     ----      -------     ---------


STOCKHOLDER'S EQUITY
        Capital stock                                      2           (3)            2        1            1             1
        Contributed capital                           53,959      (14,415)       53,959       10       29,020       (14,615)
        Retained earnings                             25,219       (3,725)       25,219      (16)       2,525         1,216
                                                    --------     --------      --------     ----      -------     ---------
 Total Stockholder's Equity                           79,180      (18,143)       79,180       (5)      31,546       (13,398)
                                                    --------     --------      --------     ----      -------     ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $510,677     $(18,143)     $307,964     $ 10      $62,152     $ 158,694
                                                    ========     ========      ========     ====      =======     =========

                                                                       EXHIBIT B

                             Financial Data Schedule


                  Public Service Enterprise Group Incorporated
                                December 31, 1996
                             (Thousands of Dollars)


           Consolidated Total Assets                            $ 16,915,331

           Consolidated Total Operating Revenues                $  6,041,249

           Consolidated Net Income                              $    611,596

                                                                       EXHIBIT C

                    Organizational Chart - Response 4 (a) (i)
                                      CTSN


                      -------------------------------------
                                   ENTERPRISE
                      -------------------------------------

                                               100%

                      -------------------------------------
                                      EDHI
                      -------------------------------------

                                               100%

                      -------------------------------------
                                       CEA
                      -------------------------------------

                                               100%

                            ------------------------
                                     CEA USA
                            ------------------------
                                               100%
                            ------------------------
                                      CEMAS
                            ------------------------

                      4.95%
                                                       18.63%
         -------------------------
                   ASNI
         -------------------------
                                     62.74%
                                            -------------------------
                                                      ISN
                                            -------------------------

                                                       88%
                                            -------------------------
                                                      CTSN
                                            -------------------------

                   Organizational Chart - Response 4 (a) (ii)
                                     CUPPI


                         -------------------------------
                                       CEA
                         -------------------------------

                                      100%

                         -------------------------------
                                     CEA USA
                         -------------------------------

                                      100%

                         -------------------------------
                             CEA INTERNATIONAL, INC.
                         -------------------------------

                                      100%

                         -------------------------------
                                    CEA CHINA
                         -------------------------------

                                       50%

   --------------------------------------------------------------------------
                           MEIYA POWER COMPANY LIMITED
   --------------------------------------------------------------------------

                       100%

   ------------------------
            CUPPI
   ------------------------

                        30%

   ------------------------
           JINGYUAN
   ------------------------

                   Organizational Chart - Response 4 (a) (iii)
                                      MANPA


                      ------------------------------------
                                   ENTERPRISE
                      ------------------------------------

                                      100%

                      ------------------------------------
                                      EDHI
                      ------------------------------------

                                      100%

                      ------------------------------------
                                       CEA
                      ------------------------------------

                                      100%

                      ------------------------------------
                                     CEA USA
                      ------------------------------------

                                      100%

            ---------------------------------------------------------
                             CEA INTERNATIONAL, INC.
            ---------------------------------------------------------

                                      100%

                      ------------------------------------
                               CEA AMERICAS, INC.
                      ------------------------------------

                                      100%
                      ------------------------------------
                              CEA AMERICAS II, LTD.
                      ------------------------------------

                                       50%
                                  ------------
                                       TGV
                                  ------------

                                     17.13%
                                  ------------
                                       TGM
                                  ------------

                   Organizational Chart - Response 4 (a) (iv)
                              CEA Meiya Power, Ltd.


                      -------------------------------------
                                   ENTERPRISE
                      -------------------------------------

                                      100%

                      -------------------------------------
                                      EDHI
                      -------------------------------------

                                      100%

                      -------------------------------------
                                       CEA
                      -------------------------------------

                                      100%

                      -------------------------------------
                                     CEA USA
                      -------------------------------------

                                      100%

               --------------------------------------------------
                             CEA INTERNATIONAL, INC.
               --------------------------------------------------

                                      100%

                      -------------------------------------
                                    CEA CHINA
                      -------------------------------------

                                      100%
                      -------------------------------------
                                       CMP
                      -------------------------------------

                                      51% *
                            -------------------------
                                     MJCP**
                            -------------------------



     *    The 51 % ownership interest shown is our anticipated investment.
     **   This company has not yet been formed.